Exhibit 10.1

LOAN AGREEMENT

by and among

MASTECH HOLDINGS, INC.

MASTECH, INC.

RPOWORLDWIDE, INC.

GLOBAL FINANCIAL SERVICES OF NEVADA

MASTECH TRADEMARK SYSTEMS, INC.

and

PNC BANK, NATIONAL ASSOCIATION

DATED OCTOBER 15, 2008

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1

1.01	Certain Definitions.	1
1.02	Construction and Interpretation.	18

ARTICLE II THE CREDIT FACILITIES		19

2.01	The Revolving Credit Facility Commitment.	19
2.02	Interest Rates.	22
2.03	Fees.	24
2.04	Payments.	24
2.05	Agreement to Issue Letters of Credit.	24
2.06	Letter of Credit Fees.	25
2.07	Payments and Nature of Borrowers' Obligations Under Letters of Credit.	25
2.08	Period of Issuance and Term of Letters of Credit.	27
2.09	Booking of Libor Rate Loans.	27
2.10	Assumptions Concerning Funding of Libor Rate Loans.	27
2.11	Additional Costs.	27
2.12	Illegality; Impracticability.	29
2.13	Loan Account.	29
2.14	Security.	29
2.15	Financing Statements.	29
2.16	Working Cash® Subfacility.	30

ARTICLE III REPRESENTATIONS AND WARRANTIES		30

3.01	Organization and Qualification.	30
3.02	Authority; Power to Carry on Business; Licenses.	30
3.03	Execution and Binding Effect.	31
3.04	Absence of Conflicts.	31
3.05	Authorizations and Filings.	31
3.06	Officers and Directors; Business.	31
3.07	Title to Property.	32
3.08	Financial Information.	32
3.09	Taxes.	32
3.10	Contracts.	32
3.11	Litigation.	32
3.12	Laws.	32
3.13	ERISA.	33
3.14	Patents, Licenses, Franchises.	33
3.15	Environmental Matters.	33
3.16	Use of Proceeds.	35
3.17	Margin Stock.	35
3.18	No Event of Default; Compliance with Agreements.	35
3.19	No Material Adverse Change.	35
3.20	Security Interest.	35
3.21	Receivables Warranties.	36

3.22	Labor Controversies.	37
3.23	Solvency.	37
3.24	Subsidiaries.	37
3.25	Governmental Regulation.	37
3.26	Accurate and Complete Disclosure; Continuing Representations and Warranties.	37
3.27	Anti-Terrorism Laws.	38

ARTICLE IV CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT		39

4.01	Representations and Warranties; Events of Default and Potential Defaults.	39
4.02	Loan Documents.	39
4.03	UCC Financing Statements.	39
4.04	Other Documents and Conditions.	39
4.05	Details, Proceedings and Documents.	41
4.06	Fees and Expenses.	41

ARTICLE V AFFIRMATIVE COVENANTS		42

5.01	Reporting and Information Requirements.	42
5.02	Preservation of Existence and Franchises.	44
5.03	Insurance.	44
5.04	Maintenance of Properties.	45
5.05	Payment of Liabilities.	45
5.06	Financial Accounting Practices.	46
5.07	Compliance with Laws.	46
5.08	Pension Plans.	46
5.09	Continuation of and Change in Business.	46
5.10	Use of Proceeds.	46
5.11	Lien Searches.	46
5.12	Further Assurances.	47
5.13	Amendment to Schedules and Representations and Warranties.	47
5.14	Operating and Depository Accounts.	47
5.15	Guaranty Agreements.	47
5.16	Amendment to Stock Pledge Agreements.	47
5.17	Acquisitions.	48
5.18	Financial Covenants.	48
5.19	Subsidiary Joinder.	48

ARTICLE VI NEGATIVE COVENANTS		49

6.01	Liens.	49
6.02	Indebtedness.	50
6.03	Guarantees and Contingent Liabilities.	51
6.04	Loans and Investments.	51
6.05	Distributions.	51
6.06	Leases.	52
6.07	Self-Dealing.	52
6.08	Disposition of Assets.	53
6.09	Continuation of or Change in Business.	53

-ii-

6.10	Margin Stock.	53
6.11	Merger; Consolidation.	54
6.12	Acquisitions.	54
6.13	Change of Control.	55
6.14	Double Negative Pledge.	55
6.15	Sale/Leaseback.	55
6.16	Modifications to Material Documents.	55
6.17	Anti-Terrorism Laws.	55

ARTICLE VII DEFAULTS		56

7.01	Events of Default.	56
7.02	Consequences of an Event of Default.	58
7.03	Set-Off.	58
7.04	Other Remedies.	59

ARTICLE VIII MISCELLANEOUS		59

8.01	Business Days.	59
8.02	Amendments and Waivers.	59
8.03	No Implied Waiver; Cumulative Remedies.	59
8.04	Notices.	60
8.05	Expenses; Taxes; Attorneys Fees.	60
8.06	Severability.	61
8.07	Governing Law; Consent to Jurisdiction.	61
8.08	Prior Understandings.	61
8.09	Duration; Survival.	61
8.10	Counterparts.	62
8.11	Successors and Assigns; Termination.	62
8.12	No Third Party Beneficiaries.	62
8.13	Participation and Assignment.	63
8.14	Exhibits.	63
8.15	Headings.	63
8.16	Indemnity.	63
8.17	Limitation of Liability.	64
8.18	Confidentiality.	64
8.19	Payment of Debt; Joint and Several Obligations.	65
8.20	Additional Waivers of the Borrowers.	65
8.21	Relative Priority of Security Interests; Limitation of Certain Liabilities.	66
8.22	Certifications From Bank and Participants.	66
8.23	WAIVER OF TRIAL BY JURY.	68

-iii-

LIST OF SCHEDULES AND EXHIBITS

Rider to the Loan Agreement:

Working Cash®, Line of Credit, Investment Sweep Rider

All Schedules to the Loan Agreement:

Schedule 3.06	-	Officers and Directors; Business
Schedule 3.09	-	Taxes
Schedule 3.11	-	Litigation
Schedule 3.13	-	ERISA
Schedule 3.14	-	Patents, Licenses Franchises
Schedule 3.15	-	Environmental Matters
Schedule 3.24	-	Subsidiaries
Schedule 6.01	-	Liens
Schedule 6.02	-	Indebtedness
Schedule 6.04	-	Loans and Investments
Schedule 6.06	-	Leases

All Exhibits to the Loan Agreement:

Exhibit 2.01(b)	-	Form of Revolving Credit Note
Exhibit 2.01(d)	-	Form of Borrowing Base Certificate
Exhibit 5.01(c)	-	Form of Compliance Certificate
Exhibit 1.01(G)	-	Form of Guaranty and Suretyship Agreement
Exhibit 1.01(S)(1)	-	Form of Security Agreement
Exhibit 1.01(S)(2)	-	Form of Stock Pledge Agreement
Exhibit 1.01(P)	-	Form of Patent and Trademark Security Agreement
Exhibit 1.01(W)	-	Form of Landlord’s Waiver

LOAN AGREEMENT

This Loan Agreement (“Agreement”), dated October 15, 2008, by and among Mastech Holdings, Inc., a Pennsylvania corporation (“MHI”), Mastech, Inc., a Pennsylvania corporation (“MI”), RPOworldwide, Inc., a Pennsylvania corporation (“RPOWI”), Global Financial Services of Nevada, a Nevada corporation (“GFSN”), Mastech Trademark Systems, Inc., a Delaware corporation (“MTSI”) (MHI, MI, RPOWI, GFSN, and MTSI are each, a “Borrower” and collectively, the “Borrowers”), and PNC Bank, National Association (the “Bank”) (the “Agreement”).

WITNESSETH:

WHEREAS, the Borrowers have requested that the Bank extend credit to the Borrowers in an aggregate principal amount of up to Ten Million and 00/100 Dollars ($10,000,000.00), the proceeds of which will be used, among other things, (i) for working capital and general corporate purposes, (ii) for the issuance of standby letters of credit, and (iii) to facilitate Acquisitions (as hereinafter defined) and Stock Repurchases (as hereinafter defined); and

WHEREAS, the Bank is willing to extend such credit to the Borrowers pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained in this Agreement, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.01 Certain Definitions.

In addition to other words and terms defined elsewhere in this Agreement, the following words and terms have the following meanings, respectively, unless the context otherwise clearly requires:

“Acquisition” shall mean any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of any Person, or any business or division of any Person, (b) the acquisition of in excess of fifty percent (50%) of the capital stock (or other equity interest) of any Person or (c) the acquisition of another Person by a merger or consolidation or any other combination with such Person.

“Affiliate” shall mean any Person (i) which directly or indirectly controls, is controlled by, or is under common control with, any other Person, (ii) which beneficially owns or holds ten percent (10%) or more of any class of the voting interests or other equity interest of any other Person, or (iii) which is beneficially owned or held by ten percent (10%) or more of any class of voting interests or other equity interests of any other Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall mean this Loan Agreement, as amended, modified or supplemented from time to time, including all schedules and exhibits.

“Anti-Terrorism Laws” shall mean any laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing laws may from time to time be amended, renewed, extended, or replaced).

“Applicable L/C Fee Percentage” shall mean that as set forth in Section 2.06 hereof.

“Applicable Margin” shall mean that as set forth in Section 2.02(a) hereof.

“Applicable Rate” shall mean a rate per annum equal to (i) the Base Rate plus the Applicable Margin, or (ii) the Libor Rate plus the Applicable Margin, as the case may be.

“Authorized Representative” shall mean John Cronin, David Amoroso, Jennifer Ford Lacey and each other Person designated from time to time, as appropriate, in writing by the Borrowers to the Bank for the purpose of giving notices of borrowing, renewal or conversion of Loans, which designation shall continue in full force and effect until terminated in writing by the Borrowers to the Bank.

“Bank” shall mean PNC Bank, National Association, with an office at One PNC Plaza, 249 Fifth Avenue, Pittsburgh, Pennsylvania 15222.

“Base Net Worth” shall mean the sum of ninety percent (90%) of Tangible Net Worth as of October 1, 2008, the calculation of which shall be in form and substance satisfactory to the Bank plus fifty percent (50%) of the sum of (i) Net Income and (ii) non-cash share issuance and share option related expense items (SFAS 123, 148 and APB 25 and each of their respective successors), in each case of MHI and its Subsidiaries determined and Consolidated in accordance with GAAP, for each fiscal quarter in which net income was earned (as opposed to a net loss) during the period from October 1, 2008 through the date of determination.

“Base Rate” shall mean the greater of (i) the interest rate per annum announced from time to time by the Bank at its Office as its then prime rate, which rate may not be the lowest rate then being charged commercial borrowers by the Bank, or (ii) the Federal Funds Open Rate plus one-half of one percent (.50%) per annum.

“Blocked Person” shall mean that as set forth in Section 3.27 hereof.

“Borrower” or “Borrowers” shall mean, singularly or collectively, as the context may require, MHI, MI, RPOWI, GFSN and MTSI.

“Borrowing Base” shall mean that as set forth in Section 2.01(c) hereof.

“Business Day” shall mean a day of the year on which banks are not required or authorized to close in Pittsburgh, Pennsylvania and, if the applicable Business Day relates to a Libor Rate Loan, on which dealings are carried on in the London interbank eurodollar market.

“Capital Expenditure” shall mean any expenditure made or liability incurred which is, in accordance with GAAP, treated as a capital expenditure and not as an expense item for the year in which it was made or incurred, as the case may be.

“Capital Lease” shall mean any lease of any tangible or intangible property (whether real, personal or mixed), however denoted, which is required by GAAP to be reflected as a liability on the balance sheet of the lessee.

“Capitalized Lease Obligation” shall mean, with respect to each Capital Lease, the amount of the liability reflecting the aggregate discounted amount of future payments under such Capital Lease calculated in accordance with GAAP and Statement of Financial Accounting Standards No. 13 (as supplemented and modified from time to time), and any corresponding future interpretations by the Financial Accounting Standards Board or any successor thereto.

“Cash Equivalents” shall mean (a) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof, (b) time deposits, certificates of deposit and eurodollar time deposits, bankers’ acceptances and overnight bank deposits, in each case with the Bank or with any domestic commercial bank having capital and surplus in excess of Five Hundred Million and 00/100 Dollars ($500,000,000.00), (c) notes and bonds issued by domestic corporations, (d) tax exempt money market securities, (e) notes and bonds issued by state and municipal governments, and (f) money market mutual funds; provided, however, that (x) at least one third of the value of the Cash Equivalents shall have a maximum weighted average to maturity of not more than six (6) months and the remaining value of the Cash Equivalents shall have a maximum weighted average to maturity of not more than eighteen (18) months, and (y) the Cash Equivalents which are of a type customarily rated by S&P and Moody’s, must have a rating of at least A-1 by S&P or P-1/VMG-1 by Moody’s, if short term, or double “A” or higher by S&P and Moody’s, if long term.

“Change of Control” shall mean that (a) Ashok K. Trivedi and Sunil Wadhwani shall fail to collectively own greater than fifty percent (50%) of the voting capital stock of MHI, (b) any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) other than Ashok K. Trivedi or Sunil Wadhwani becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of fifty percent (50%) or more of the voting power of the then outstanding capital stock of MHI entitled to vote generally in the election of directors of MHI. For purposes of calculating ownership percentages of shares owned by Ashok K. Trivedi and Sunil Wadhwani, shares beneficially owned by members of their immediate family in trust or family partnerships for the benefit of Messrs. Trivedi and Wadhwani or members of their immediate family shall be deemed to be beneficially owned by Messrs. Trivedi and Wadhwani, respectively.

“Closing” shall mean the closing of the transactions provided for in this Agreement on the Closing Date.

“Closing Date” shall mean October 15, 2008 or such other date upon which the parties may agree.

“Code” shall mean the Internal Revenue Code of 1986 as amended along with the rules, regulations, decisions and other official interpretations in connection therewith.

“Collateral” shall mean that as set forth in Section 3.20 hereof.

“Commitment Fee” shall mean that as set forth in Section 2.03(a) hereof.

“Consolidated” shall mean the resulting consolidation of the financial statements of MHI and its Subsidiaries in accordance with GAAP, including principles of consolidation consistent with those applied in preparation of the Consolidated financial statements referred to in Section 3.08 hereof.

“Contamination” shall mean the presence or release or threat of release of Regulated Substances in, on, under or emanating to or from the Property which pursuant to Environmental Laws requires notification or reporting to an Official Body, or which pursuant to Environmental Laws requires the investigation, cleanup, removal, remediation, containment, abatement of or other response action or which otherwise constitutes a violation of Environmental Laws.

“Contras” shall mean that as set forth in the definition of Eligible Receivables contained in Section 1.01.

“Debt” shall mean, collectively, (A) all Indebtedness, whether of principal, interest, fees, expenses or otherwise, of the Borrowers to the Bank, whether now existing or hereafter incurred, including, but not limited to, future loans and advances, if any, under this Agreement, the Notes and the other Loan Documents, as the same may be amended from time to time, together with any and all extensions, renewals, refinancings or refundings thereof in whole or in part; (B) all other obligations for the repayment of borrowed money, whether of principal, interest, fees, expenses or otherwise, of the Borrowers to the Bank, whether now existing or hereafter incurred, whether under letters or advices of credit, lines of credit, other financing arrangements or otherwise (including, but not limited to, any obligations arising as a result of any overdrafts), whether or not related to this Agreement or to the Notes, whether or not contemplated by the Bank or the Borrowers at the date hereof and whether direct, indirect, matured or contingent, joint or several, or otherwise, together with any and all extensions, renewals, refinancings or refundings thereof in whole or in part; (C) all costs and expenses including, without limitation, to the extent permitted by Law, reasonable attorneys’ fees and legal expenses, incurred by the Bank in the collection of any of the indebtedness referred to in clauses (A) or (B) above in amounts due and owing to the Bank under this Agreement or the other Loan Documents; and (D) any advances made by the Bank for the maintenance, preservation, protection or enforcement of, or realization upon, any property or assets now or hereafter made subject to a Lien granted pursuant to this Agreement, the other Loan Documents or pursuant to any agreement, instrument or note relating to any of the amounts referred to in clauses (A), (B) or (C) above, including, without limitation, advances for taxes, insurance, repairs and the like.

“Distributions” shall mean, for the period of determination, (i) all distributions of cash, securities or other property (other than capital stock) on or in respect of any shares of any class of capital stock of a Borrower and (ii) all Stock Repurchases, in each case determined in accordance with GAAP.

“Domestic Subsidiary” shall mean a Subsidiary organized under the laws of any state of the United States of America or the District of Columbia.

“EBIT” shall mean for any period of determination the sum of (i) net income (or loss) (excluding extraordinary gains or losses including, without limitation, those items created by mandated changes in accounting treatment), plus (ii) Interest Expense, plus (iii) all charges against or minus credits to income for federal, state and local income taxes paid, plus (iv) non-cash share issuance and share option related compensation expense items (SFAS 123, 148 and APB 25 and each of their respective successors), in each case of MHI and its Subsidiaries determined and Consolidated in accordance with GAAP.

“EBITDA” shall mean for any period of determination the sum of (i) EBIT, plus (ii) depreciation, plus (iii) amortization, in each case of MHI and its Subsidiaries determined and Consolidated in accordance with GAAP.

“Eligible Receivables” shall mean and include with respect to each Borrower, an account receivable of any Borrower arising in the ordinary course of such Borrower’s business and which the Bank, in its sole and reasonable credit judgment, shall deem to be an Eligible Receivable, based on such considerations as the Bank may from time to time deem appropriate. A Receivable shall not be deemed eligible unless such Receivable is subject to the Bank’s first priority perfected security interest and no other Lien (other than Permitted Encumbrances), and is evidenced by an invoice or other documentary evidence satisfactory to the Bank. In addition, a Receivable of a Borrower shall be an Eligible Receivable only if:

(a) It is not more than ninety (90) days from the date of the invoice therefore;

(b) It arose from the performance of services or an outright sale of goods by a Borrower in the ordinary course of such Borrower’s business and such goods have been shipped, or services provided or will be provided, to the account debtor and such Borrower has possession of, or has delivered to the Bank, in the case of goods, shipping and delivery receipts evidencing such shipment and, in the case of services, receipts or other evidence satisfactory to the Bank that such services have been provided or will be provided;

(c) It is not subject to any prior assignment, claim or Lien, and the Borrowers will not make any further assignment of the Receivable or create any further Lien on the Receivable, or permit its rights in the Receivable to be reached by attachment, levy, garnishment or other judicial process;

(d) It is not subject to set-off, credit allowance or adjustment by the account debtor, except discounts allowed for prompt payment, and the account debtor has not complained as to its liability on the Receivable and has not returned, or retained the right to return, any of the goods from the sale of which the Receivable arose;

(e) It does not arise from a sale of goods that are delivered or to be delivered outside the United States of America or from a sale of goods to an account debtor domiciled outside of the United States of America, unless the sale is (i) on a letter of credit, which is in form and substance and issued by a financial institution satisfactory to the Bank and which has been issued or confirmed by a bank that is organized under the Laws of the United States of America or a state thereof and which has been transferred or assigned to the Bank as additional security or (ii) insured by credit insurance, with an insurance company acceptable to the Bank that names the Bank as an additional insured and lender/loss payee with respect thereto;

(f) It arose in the ordinary course of a Borrower’s business and did not arise from the performance of services or a sale of goods to a supplier, an employee, member, officer, relative of an officer or any other Affiliate of a Borrower;

(g) It does not arise with respect to an account debtor from whom fifty percent (50%) or more of the total amount owed by such account debtor to any Borrower (i) is more than ninety (90) days from the date of the invoice therefore or (ii) is otherwise ineligible under this definition;

(h) It does not arise with respect to an account debtor whose Receivables constitute twenty percent (20%) or more of the aggregate amount of all outstanding Receivables of any Borrower; provided, however, that to the extent that any one account debtor’s Receivables exceed the percentage set forth above in this Paragraph (h), such Receivables shall be ineligible solely to the extent that such Receivables exceed the percentage set forth above in this Paragraph (h), unless otherwise ineligible under this definition;

(i) It does not arise out of contracts with the United States, any state or any department, agency, or instrumentality thereof, unless the applicable Borrower has executed all instruments and taken all steps required by the Bank including but not limited to, steps to ensure that all monies due and to become due under such contracts shall be assigned to the Bank and notice thereof given to the government under the Federal Assignment of Claims Act or other applicable Law and an agreement by such account debtor to make payment directly to the Bank;

(j) It does not constitute a finance charge;

(k) No notice of bankruptcy, insolvency or material adverse change of the account debtor has been received by or is known to the Borrowers;

(l) It is not a Receivable with respect to which there is an unresolved dispute with respect to the account debtor’s obligation thereunder; provided, however, that to the extent that there is an unresolved dispute with respect to the account debtor’s obligations under such Receivable, such Receivable shall be ineligible solely to the extent of the disputed amount thereof, unless otherwise ineligible under this definition;

(m) It is not a Receivable evidenced by an “instrument” or “chattel paper” (each as defined in the UCC) not in the possession of the Bank;

(n) The Bank has not notified the Borrowers that, despite the fact that the account debtor meets other specifications established by the Bank in accordance with this Agreement, the Bank has determined, in its reasonable discretion, that the Receivable or account debtor is unsatisfactory;

(o) It is payable in freely transferable United States Dollars; and

(p) It is not a Receivable with respect to which the account debtor is located in New Jersey, Minnesota, West Virginia or any other state denying creditors access to its courts in the absence of a Notice of Business Activities Report or other similar filing unless the applicable Borrower has either qualified as a foreign corporation authorized to transact business in such state or has filed a Notice of Business Activities Report or similar filing with the applicable state agency for the current year.

In addition to the foregoing requirements, Receivables of any account debtor that are otherwise Eligible Receivables shall be reduced to the extent of any accounts payable (including, without limitation, the Bank’s reasonable estimate of any contingent or accrued liabilities) by the applicable Borrower to such account debtor (collectively, “Contras”); provided that the Bank, in its reasonable discretion, may determine that none of the accounts with respect to such account debtor shall be Eligible Receivables in the event that there exists an unreasonably large amount of payables owing to such account debtor.

“Eligible Unbilled Receivables” shall mean and refer to those certain Receivables relating to which a Borrower has not yet billed for the completed service or the completed sale giving rise thereto, and that otherwise would be deemed Eligible Receivables in accordance with the provisions of the definition thereof (other than for their unbilled status as described above).

“Environmental Complaint” shall mean any written complaint by any Person or Official Body setting forth a cause of action for personal injury or property damage, natural resource damage, contribution or indemnity for response costs, civil or administrative penalties, criminal fines or penalties, or declaratory or equitable relief arising under any Environmental Laws or any order, notice of violation, citation, subpoena, request for information or other written notice or demand of any type issued by an Official Body pursuant to any Environmental Laws.

“Environmental Laws” shall mean all federal, state, local and foreign Laws and any rules, regulations, consent decrees, settlement agreements, judgments, orders, directives, policies or programs issued by or entered into with an Official Body pertaining or relating to: (i) pollution or pollution control; (ii) protection of human health or the environment; (iii) employee safety in the workplace; (iv) the presence, use, management, generation, manufacture, processing, extraction, treatment, recycling, refining, reclamation, labeling, transport, storage, collection, distribution, disposal or release or threat of release of Regulated Substances; (v) the presence of Contamination; (vi) the protection of endangered or threatened species; and (vii) the protection of Environmentally Sensitive Areas.

“Environmental Permits” shall mean all permits, licenses, bonds or other forms of financial assurances, consents, registrations, identification numbers, approvals or authorizations required under Environmental Laws (i) to own, occupy or maintain any Property; (ii) for the operations and business activities of the Borrowers; or (iii) for the performance of a Remedial Action.

“Environmental Records” shall mean all notices, reports, records, plans, applications, forms or other filings relating or pertaining to any Property, Contamination, the performance of a Remedial Action and the operations and business activities of the Borrowers which pursuant to

Environmental Laws, Environmental Permits or at the request or direction of an Official Body responsible for the administration of Environmental Laws and/or the issuance and administration of Environmental Permits either must be submitted to an Official Body or otherwise must be maintained.

“Environmentally Sensitive Area” shall mean (i) any wetland as defined by applicable Environmental Laws; (ii) any area designated as a coastal zone pursuant to applicable Laws, including Environmental Laws; (iii) any area of historic or archeological significance or scenic area as defined or designated by applicable Laws, including Environmental Laws; (iv) habitats of endangered species or threatened species as designated by applicable Laws, including Environmental Laws; or (v) a floodplain or other flood hazard area as defined pursuant to any applicable Laws.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as in effect as of the date of this Agreement and as amended from time to time in the future, and any successor statute of similar impact, and the rules and regulations thereunder, or from time to time in effect.

“ERISA Affiliate” shall mean a Person which is under common control with a Borrower within the meaning of Section 414(b) of the Code including, but not limited to, a Subsidiary of a Borrower.

“Event of Default” shall mean any of the Events of Default described in Section 7.01 of this Agreement.

“Excess Amount” shall mean that as set forth in Section 2.01(e) hereof.

“Excess Interest” shall mean that as set forth in Section 2.02(d) hereof.

“Executive Order No. 13224” shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Expiration Date” shall mean October 15, 2011.

“Federal Funds Open Rate” shall mean the rate per annum determined by the Bank in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the “open” rate for federal funds transactions as of the opening of business for federal funds transactions among members of the Federal Reserve System arranged by federal funds brokers on such day, as quoted by Garvin Guybutler, any successor entity thereto, or any other broker selected by the Bank, as set forth on the applicable Telerate display page; provided, however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the “open” rate on the immediately preceding Business Day, or if no such rate shall be quoted by a Federal funds broker at such time, such other rate as determined by the Bank in accordance with its usual procedures.

“Fiscal Quarter(s)” shall mean the period(s) of January 1 through March 31, April 1 through June 30, July 1 through September 30 and October 1 through December 31 of each calendar year.

“Foreign Subsidiary” of any Person, shall mean any Subsidiary of such Person that is not organized or incorporated in the United States or any State or territory thereof.

“GAAP” shall mean generally accepted accounting principles (as such principles may change from time to time) which shall include the official interpretations thereof by the Financial Accounting Standards Board applied on a consistent basis (except for changes in application in which the Borrowers’ independent certified public accountants concur).

“GFSN” shall Global Financial Services of Nevada, a Nevada corporation, having its principal place of business at 212 South Tryon Street, Suite 1055, Charlotte, North Carolina 28281.

“Guarantor” or “Guarantors” shall mean, singularly or collectively, as the context may require, any Person that executes and delivers to the Bank a Guaranty Agreement on or after the date hereof.

“Guaranty Agreement” or “Guaranty Agreements” shall mean, singularly or collectively, as the context may require, any Guaranty and Suretyship Agreement executed and delivered to the Bank on or after the date hereof in connection with this Agreement substantially in the form of Exhibit 1.01(G) attached hereto and made a part hereof, as each may be amended, modified or supplemented from time to time.

“Indebtedness” shall mean, (i) all obligations for borrowed money, direct or indirect, incurred, assumed or guaranteed (including, without limitation, all notes payable and drafts accepted representing loans, extensions of credit, all obligations evidenced by bonds, debentures, notes or similar instruments, all obligations on which interest charges are customarily paid, all obligations under conditional sale or other title retention agreements, all obligations for the deferred purchase price of capital assets and all obligations issued or assumed as full or partial payment for property), (ii) all obligations secured by any Lien existing on property owned or acquired subject thereto, whether or not the obligations secured thereby shall have been assumed, (iii) all reimbursement obligations (contingent or otherwise), (iv) all Indebtedness represented by obligations under a Capital Lease and the amount of such Indebtedness shall be the aggregate amount of Capitalized Lease Obligations with respect to such Capital Lease, (v) all obligations (contingent or otherwise) under any letter of credit, banker’s acceptance, guaranty or indemnification agreement, (vi) all obligations to advance funds to, or to purchase assets, property or services from, any other Person in order to maintain the financial condition of such Person and (vii) any other transaction (including forward sale or purchase agreements) having the commercial effect of a borrowing of money entered into by any Loan Party to finance its operations or capital requirements.

“Indemnified Liabilities” shall mean that as set forth in Section 8.16 hereof.

“Indemnitees” shall mean that as set forth in Section 8.16 hereof.

“Interest Coverage Ratio” shall mean for the period of determination, the ratio of (i) EBIT to (ii) Interest Expense.

“Interest Expense” shall mean, for the period of determination, all interest paid during such period on Indebtedness, in each case of MHI and its Subsidiaries determined and Consolidated in accordance with GAAP.

“Interest Period” shall mean, with respect to any Libor Rate Loan, the period commencing on the date such Loan is made as, renewed as or converted into a Libor Rate Loan and ending on the last day of such period as selected by the Borrowers pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of such period as selected by the Borrowers pursuant to the provisions below. The duration of each Interest Period for any Libor Rate Loan shall be for any number of Months selected by the Borrowers upon notice as set forth in Section 2.01(d); provided that:

(i) the Interest Period for any Libor Rate Loan shall be one (1), two (2), three (3) or six (6) Months or such other period as may be agreed upon by the Borrowers and the Bank;

(ii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall occur on the next succeeding Business Day; provided that if such extension of time would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the last Business Day immediately preceding what would otherwise be the last day of such Interest Period;

(iii) if the Borrowers renew any Libor Rate Loan for an additional Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period; however, interest shall only be charged once for such day at the rate applicable to the Libor Rate Loan for the new Interest Period;

(iv) if the Borrowers fail to select the duration of any Interest Period for any Libor Rate Loan, the duration of such Interest Period shall be one (1) Month; and

(v) the last day of any Interest Period shall not occur after the Expiration Date.

“Law” shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Official Body.

“Lease Obligation” shall mean an obligation of a lessee under a lease of any tangible or intangible property (whether real, personal or mixed) including, without limitation, with respect to any period under any such lease, the aggregate amounts payable by such lessee to or on behalf of the lessor for such period, including, without limitation, property taxes, insurance, interest and amortized charges which such lessee is required to pay pursuant to such lease. Whenever it is necessary to determine the amount of Lease Obligations for any period with respect to which any of the rentals under the relevant lease are not definitely determinable by the terms of the lease, all such rentals will be estimated in a reasonable amount for such period.

“Letter of Credit” or “Letters of Credit” shall mean, singularly or collectively, as the context may require, the letters of credit issued in accordance with Section 2.05 hereof.

“Letter of Credit Commission” shall mean as set forth in Section 2.06 hereof.

“Letter of Credit Face Amount” shall mean, for each Letter of Credit, the face amount of such Letter of Credit.

“Letters of Credit Outstanding” shall mean, at any time, the maximum amount available to be drawn at such time under all then outstanding Letters of Credit including any amounts drawn thereunder and not reimbursed, regardless of the existence or satisfaction of any conditions or limitations on drawing.

“Letter of Credit Related Documents” shall mean any agreements or instruments relating to a Letter of Credit.

“Letter of Credit Reserve” shall mean, at any time, an amount equal to (i) the aggregate Letters of Credit Outstanding at such time plus, without duplication, (ii) the aggregate amount theretofore paid by the issuer under the Letters of Credit and not debited to the Borrowers’ account or otherwise reimbursed by the Borrowers.

“Leverage Ratio” shall mean, as of the date of determination, the ratio of (i) Total Indebtedness to (ii) EBITDA.

“LIBOR Rate” shall mean, for any Interest Period, a fixed interest rate per annum determined by the Bank by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of one percent (1%) per annum) (i) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which US dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Administrative Agent which has been approved by the British Bankers’ Association as an authorized information vendor for the purpose of displaying rates at which US dollar deposits are offered by leading banks in the London interbank deposit market (an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. Dollars for an amount comparable to such Libor Rate Loan and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error)), by (ii) a number equal to 1.00 minus the Libor Rate Reserve Percentage. The Libor Rate may also be expressed by the following formula:

Libor Rate =	Average of London interbank offered rates quoted by BBA or appropriate successor as shown on Dow Jones Markets Service display page 3750
1.00 – Libor Rate Reserve Percentage

The Libor Rate shall be adjusted with respect to any Libor Rate Loan that is outstanding on the effective date of any change in the Libor Rate Reserve Percentage as of such effective date. The Bank shall give prompt notice to the Borrowers of the Libor Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

“Libor Rate Loan” shall mean any Loan that bears interest with reference to the Libor Rate.

“Libor Rate Reserve Percentage” shall mean as of any day the maximum percentage in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).

“Lien” shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature including, but not limited to, any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security for Indebtedness.

“Loan” or “Loans” shall mean, singularly or collectively, as the context may require, the Revolving Credit Loans and/or any other credit extended to the Borrowers by the Bank under this Agreement.

“Loan Account” shall mean that as set forth in Section 2.13 hereof.

“Loan Document” or “Loan Documents” shall mean, singularly or collectively as the context may require, (i) this Agreement, (ii) the Notes, (iii) the Letter of Credit Related Documents, (iv) the Security Agreement, (v) the Patent and Trademark Security Agreement, (vi) the Guaranty Agreements, (vii) the Stock Pledge Agreements, (ix) the Working Cash® Sweep Rider, (x) the Waivers, (xi) the UCC financing statements filed in accordance with the Security Agreement and the Stock Pledge Agreements, (xii) the Special Power of Attorney given in connection with the Patent and Trademark Security Agreement, and (xiii) any and all other documents, instruments, certificates and agreements executed and delivered in connection with this Agreement, as any of them may be amended, modified, extended or supplemented from time to time.

“Loan Party” or “Loan Parties” shall mean, singularly or collectively as the context may require, the Borrowers and the Guarantors.

“Material Adverse Change” shall mean a material adverse change in (a) the business, operations or condition (financial or otherwise) or prospects of any Loan Party and their Subsidiaries taken as a whole; (b) the ability of any Borrower or any Subsidiary of a Borrower to perform any of its payment or other obligations under this Agreement or the ability of Loan Party to perform any of its obligations under any other Loan Document to which it is a party; (c) the legality, validity or enforceability of the obligations of any Borrower or any Subsidiary of a Borrower under this Agreement or any Loan Party under any other Loan Document to which it is a party; or (d) the ability of the Bank to exercise its rights and remedies with respect to, or otherwise realize upon, the Collateral or any other security for the Debt.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations or condition (financial or otherwise) or prospects of any Loan Party and their Subsidiaries taken as a whole; (b) the ability of a Borrower or any Subsidiary of a Borrower to perform any of its payment or other obligations under this Agreement or the ability of any Loan Party to perform any of its obligations under any other Loan Document to which it is a party; (c) the legality, validity or enforceability of the obligations of any Borrower or any Subsidiary of any Borrower under this Agreement or any Loan Party under any other Loan Document to which it is a party; or (d) the ability of the Bank to exercise its rights and remedies with respect to, or otherwise realize upon, any of the Collateral or any other security for the Debt.

“Maximum Rate” shall mean that as set forth in Section 2.02(d) hereof.

“Measurement Month” shall mean that as set forth in Section 2.02(a)(ii) hereof.

“MHI” shall mean Mastech Holdings, Inc., a Pennsylvania corporation, having its principal place of business at 1000 Commerce Drive, Suite 500, Pittsburgh, Pennsylvania 15275.

“MI” shall mean Mastech, Inc., a Pennsylvania corporation, having its principal place of business at 1000 Commerce Drive, Suite 500, Pittsburgh, Pennsylvania 15275.

“Month” shall mean with respect to an Interest Period, the interval between the days in consecutive calendar months numerically corresponding to the first (1st) day of such Interest Period. If any Interest Period begins on a day of a calendar month for which there is no numerically corresponding day in the month in which such Interest Period is to end, the final month of such Interest Period shall be deemed to end on the last Business Day of such final month.

“Moody’s” shall mean Moody’s Investor Service, Inc.

“MTSI” shall mean Mastech Trademark Systems, Inc., a Delaware corporation, having its principal place of business at 1000 Commerce Drive, Suite 500, Pittsburgh, Pennsylvania 15275.

“Net Income” shall mean, for the period of determination, net income (after taxes) excluding, however, extraordinary gains, in each case of MHI and its Subsidiaries determined and Consolidated in accordance with GAAP.

“Note” or “Notes” shall mean singularly or collectively as the context may require, the Revolving Credit Note and any other note or notes of the Borrowers executed and delivered pursuant to this Agreement, together with all extensions, renewals, refinancings or refundings in whole or in part, as amended, modified or supplemented from time to time.

“Notices” shall mean that as set forth in Section 8.04 hereof.

“Office”, when used in connection with the Bank, shall mean its designated office located at One PNC Plaza, 249 Fifth Avenue, Pittsburgh, Pennsylvania 15222 or such other office of the Bank as the Bank may designate in writing from time to time.

“Official Body” shall mean any government or political subdivision or any agency, authority, bureau, central bank, board, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

“Operating Lease” shall mean any lease other than a Capital Lease.

“Organizational Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation, as the case may be, and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization, as the case may be, and operating agreement; (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Official Body in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Patent and Trademark Security Agreement” shall mean the Patent, Trademark and Copyright Security Agreement, dated of even date herewith, made by the Borrowers for the benefit of the Bank, in substantially the form as Exhibit 1.01(P) as amended, modified or supplemented from time to time.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Title IV of ERISA.

“Person” shall mean an individual, corporation, limited liability company, partnership, joint venture, trust, or unincorporated organization or government or agency or political subdivision thereof.

“Pricing Effective Date” shall mean that as set forth in Section 2.02(a)(ii) hereof.

“Plan” shall mean any deferred compensation program, including both single and multi-employer plans, subject to Title IV of ERISA and established and maintained for employees, officers or directors of a Borrower or any Subsidiary or any ERISA Affiliate.

“Potential Default” shall mean any event or condition which with notice, passage of time or determination by the Bank, or any combination of the foregoing, would constitute an Event of Default.

“Prohibited Transaction” shall mean any transaction which is prohibited under Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or Section 408 of ERISA.

“Property” shall mean all real property both owned and leased by Borrowers.

“Purchase Money Security Interest” shall mean Liens upon tangible personal property securing Indebtedness of a Borrower or deferred payments by a Borrower for the purchase of such tangible personal property.

“Receivables” shall mean and include, as to each Borrower, all of such Borrowers’ accounts, contract rights, instruments (including those evidencing indebtedness owed to a Borrower by its Affiliates), documents, chattel paper (including electronic chattel paper), general intangibles relating to accounts, drafts and acceptances, credit card receivables, royalties and all other forms of obligations owing to such Borrower in each case arising out of or in connection with the sale or lease of Inventory or the rendition of services, all supporting obligations, guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to the Bank hereunder.

“Regulated Substances” shall mean, without limitation, any substance, material or waste, regardless of its form or nature, defined under Environmental Laws as a “hazardous substance,” “pollutant,” “pollution,” “contaminant,” “hazardous or toxic substance,” “extremely hazardous substance,” “toxic chemical,” “toxic substance,” “toxic waste,” “hazardous waste,” “special handling waste,” “industrial waste,” “residual waste,” “solid waste,” “municipal waste,” “mixed waste,” “infectious waste,” “chemotherapeutic waste,” “medical waste,” or “regulated substance” or any other material, substance or waste, regardless of its form or nature, which otherwise is regulated by Environmental Laws.

“Remedial Action” shall mean any investigation, identification, preliminary assessment, characterization, delineation, feasibility study, cleanup, corrective action, removal, remediation, risk assessment, fate and transport analysis, in situ treatment, containment, operation and maintenance or management in-place, control or abatement of or other response actions to Regulated Substances and any closure or post-closure measures associated therewith.

“Reportable Event” shall mean any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, except any such event as to which the provision for thirty (30) days notice to the PBGC is waived under applicable regulations.

“Required Deductions” shall mean that as set forth in Section 2.04 hereof.

“Required Pledge Amount” shall mean sixty-five percent (65%); provided that if the pledging of all of the equity interests in the applicable Foreign Subsidiary shall not cause any adverse tax consequences to any Borrower (which adverse consequences shall have been demonstrated to the reasonable satisfaction of the Bank), then the Required Pledge Amount shall mean one hundred percent (100%) of the equity interests.

“Revolving Credit Facility Commitment” shall mean that as set forth in Section 2.01(a) hereof.

“Revolving Credit Facility Commitment Amount” shall mean that as set forth in Section 2.01(a) hereof.

“Revolving Credit Facility Fee” shall mean that as set forth in Section 2.03(b) hereof.

“Revolving Credit Loan” or “Revolving Credit Loans” shall mean, singularly or collectively as the context may require, that as set forth in Section 2.01(a) hereof.

“Revolving Credit Note” shall mean the Revolving Credit Note of the Borrowers dated of even date herewith, executed and delivered pursuant to Section 2.01(b) of this Agreement, together with all extensions, renewals, refinancings or refundings, in whole or in part, as such Revolving Credit Note may be amended, modified or supplemented from time to time.

“Revolving Facility Usage” shall mean at any time the sum of the Revolving Credit Loans outstanding and the Letters of Credit Outstanding.

“RPOWI” shall mean RPOworldwide, Inc., a Pennsylvania corporation, having its principal place of business at 1000 Commerce Drive, Suite 500, Pittsburgh, Pennsylvania 15275.

“RPOWIPL” shall mean RPO Worldwide (India) Private Limited, an India private limited company, having its principal place of business at 208 Phoenix House, A Wing, 2nd Floor, 462 Senapati Bapat MG Lower Parel, Mumbai 400013, Maharashtra, India.

“S&P” shall mean Standard & Poor’s Corporation.

“Safety Complaints” shall mean any (i) notice of non-compliance or violation, citation or order relating in any way to any Safety Law; (ii) civil, criminal, administrative or regulatory investigation instituted by an Official Body relating in any way to any Safety Law; (iii) administrative, regulatory or judicial action, suit, claim or proceeding instituted by any Person or Official Body or any written notice of liability or potential liability from any Person or Official Body, in either instance, setting forth allegations relating to or a cause of action for civil or administrative penalties, criminal fines or penalties, or declaratory or equitable relief arising under any Safety Laws; or (iv) subpoena, request for information or other written notice or demand of any type issued by an Official Body pursuant to any Safety Laws.

“Safety Filings and Records” shall mean all notices, reports, records, plans, applications, forms, logs, programs, manuals or other filings or documents relating or pertaining to compliance with Safety Laws, including employee safety in the workplace, employee injuries or fatalities, employee training, or the protection of employees from exposure to Regulated Substances which pursuant to Safety Laws or at the direction or order of any Official Body or the Borrowers either must submit to an Official Body or otherwise must maintain in their records.

“Safety Laws” shall mean the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., as amended, and any regulations promulgated thereunder or any equivalent federal, state or local Law, each as amended, and any regulations promulgated thereunder or any other federal, state or local Law, each as amended, and any regulations promulgated thereunder, pertaining or relating to the protection of employees from exposure to Regulated Substances in the workplace (but excluding workers compensation and wage and hour laws).

“Security Agreement” shall mean the Security Agreement, dated of even date herewith, made by the Borrowers for the benefit of the Bank, in substantially the form as Exhibit 1.01(S)(1), as amended, modified or supplemented from time to time.

“Stock Pledge Agreement” or “Stock Pledge Agreements” shall mean, singularly or collectively, as the context may require, (i) that certain Stock Pledge Agreement, dated of even date herewith, made by MHI for the benefit of the Bank with respect to all of the issued and outstanding capital stock of MI, RPOWI, GFSN, and MTSI, (ii) that certain Stock Pledge Agreement, dated of even date herewith, made by MI for the benefit of the Bank with respect to sixty-five percent (65%) of the outstanding equity interests of RPOWIPL and (iii) any other Stock Pledge Agreement executed and delivered to the Bank on or after the date hereof in connection with this Agreement which shall be substantially in the form of Exhibit 1.01(S)(2) attached hereto and made a part hereof, as each may be amended, modified or supplemented from time to time.

“Stock Repurchase” or “Stock Repurchases” shall mean, from the period of determination, all purchases, redemptions or other acquisitions by MHI of any shares of any class of capital stock of MHI.

“Subsidiary” or “Subsidiaries” of a Person shall mean (i) any corporation or trust of which 50% or more (by number of shares or number of votes) of the outstanding capital stock or shares of beneficial interest normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s Subsidiaries, (ii) any partnership of which such Person is a general partner or of which 50% or more of the partnership interests is at the time directly or indirectly owned by such Person or one or more of such Person’s Subsidiaries, (iii) any limited liability company of which such Person is a member or of which 50% or more of the limited liability company interests is at the time directly or indirectly owned by such Person or one or more of such Person’s Subsidiaries or (iv) any corporation, trust, partnership, limited liability company or other entity which is controlled or capable of being controlled by such Person or one or more of such Person’s Subsidiaries.

“Suretyship Portion” shall mean that as set forth in Section 8.21 hereof.

“Tangible Net Worth” shall mean, as of the date of determination, (a) stockholders’ equity; provided, however, that in the event of any Stock Repurchase permitted pursuant to Section 2.01(f) hereof, the impact on stockholders’ equity resulting from such Stock Repurchase shall be disregarded for purposes of this calculation, minus (b) the sum of (i) any advances to third parties, and (ii) any and all intangible assets, plus (c) any FAS 123 non-cash compensation expense, in each case of MHI and its Subsidiaries determined and Consolidated in accordance with GAAP.

“Termination Event” shall mean (i) a Reportable Event, (ii) the termination of a single employer Plan or the treatment of a single employer Plan amendment as the termination of such Plan under Section 4041 of ERISA, or the filing of a notice of intent to terminate a single employer Plan, or (iii) the institution of proceedings to terminate a single employer Plan by the PBGC under Section 4042 of ERISA, or (iv) the appointment of a trustee to administer any single employer Plan.

“Total Indebtedness” shall mean, as of any date of determination, the sum of all Indebtedness representing borrowed money, including both current and long term portion thereof, Capitalized Lease Obligations, reimbursement obligations under letters of credit, and contingent and guaranty obligations, in each case of MHI and its Subsidiaries determined and Consolidated in accordance with GAAP.

“Total Liabilities” shall mean, as of the date of determination, total liabilities of MHI and its Subsidiaries determined and Consolidated in accordance with GAAP.

“UCC” shall mean the Uniform Commercial Code or other similar Law as in effect on the date of this Agreement in the Commonwealth of Pennsylvania and as amended from time to time.

“Undrawn Availability” shall mean, at a particular date, an amount equal to the Revolving Credit Facility Commitment Amount minus Revolving Facility Usage.

“USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Waiver” or “Waivers” shall, singularly or collectively, as the context may require, mean the Landlord’s Waiver executed and delivered in connection with this Agreement, substantially in the form of Exhibit 1.01(W) attached hereto and made a part hereof, as amended, modified or supplemented from time to time.

“Working Cash® Subfacility” shall mean that as set forth in Section 2.16 hereof.

“Working Cash® Subfacility Commitment” shall mean that as set forth in Section 2.16 hereof.

“Working Cash® Sweep Rider” shall mean the Working Cash®, Line of Credit, Investment Sweep Rider, dated of even date herewith, by and among the Borrowers and the Bank, as amended, modified or supplemented from time to time, which is attached hereto and made a part hereof.

1.02 Construction and Interpretation.

(a) References to Borrowers. Each and every obligation of the Borrowers contained in this Agreement or any Loan Document, whether or not expressly stated, shall be the joint and several obligations of the Borrowers. Any and all references to the Borrowers contained in any representation or covenant of the Borrowers hereunder shall be a representation or covenant with respect to each Borrower, both individually and collectively.

(b) Construction. Unless the context of this Agreement otherwise clearly requires, references to the plural include the singular, the singular the plural, the part the whole and “or” has the inclusive meaning represented by the phrase “and/or”. References in this Agreement to “judgments” of the Bank include good faith estimates by the Bank (in the case of quantitative judgments) and good faith beliefs by the Bank (in the case of qualitative judgments). The definition of any document or instrument includes all schedules, attachments and exhibits thereto and all renewals, extensions, supplements, restatements and amendments thereof. “Hereunder”, “herein”, “hereto”, “hereof”, “this Agreement” and words of similar import refer to this entire document; “including” is used by way of illustration and not by way of limitation unless the context clearly indicates to the contrary; and any action required to be taken by the Borrowers is to be taken promptly, unless the context clearly indicates to the contrary.

(c) Bank’s Discretion and Consent. Whenever the Bank is granted the right herein to act in its sole discretion or to grant or withhold consent, such right shall be exercised in good faith.

(d) Accounting Principles. Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation, where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP; provided, however, that all accounting terms used in Section 5.18 (and all defined terms used in the definition of any accounting terms used in Section 5.18) shall have the meaning given to such terms (and defined terms) under GAAP as in effect on the date hereof applied on a basis consistent with those used in preparing the annual Consolidated financial statements of MHI and its Subsidiaries referred to in Section 3.08. In the event of any change after the date hereof in

GAAP, and if such change would result in the inability to determine compliance with the financial covenants set forth in Section 5.18 based upon MHI’s regularly prepared financial statements by reason of the preceding sentence, then the parties hereto agree to endeavor, in good faith, to agree upon an amendment to this Agreement that would adjust such financial covenants in a manner that would not affect the substance thereof, but would allow compliance therewith to be determined in accordance with MHI’s financial statements at that time.

ARTICLE II

THE CREDIT FACILITIES

2.01 The Revolving Credit Facility Commitment.

(a) Revolving Credit Loans. Subject to the terms and conditions and relying upon the representations and warranties set forth in this Agreement, the Notes and the other Loan Documents, the Bank agrees (the “Revolving Credit Facility Commitment”) to make loans (a “Revolving Credit Loan” or the “Revolving Credit Loans”) to the Borrowers at any time or from time to time on or after the Closing Date and to and including the Business Day immediately preceding the Expiration Date in an aggregate principal amount which, when combined with the aggregate Letters of Credit Outstanding, shall not exceed at any one time outstanding exceed the lesser of (i) Ten Million and 00/100 Dollars ($10,000,000.00) or (ii) the Borrowing Base (the “Revolving Credit Facility Commitment Amount”). Within the limits of time and amounts set forth in this Section 2.01, and subject to the other provisions of this Agreement including, without limitation, the Bank’s right to demand repayment of the Revolving Credit Loans upon the occurrence of an Event of Default, the Borrowers may borrow, repay and reborrow under this Section 2.01; provided, however, that if the Borrowers prepay any Libor Rate Loan on a day other than the last day of the applicable Interest Period for such Libor Rate Loan, then the Borrowers shall comply with the terms and conditions of Section 2.11(c) with respect to such prepayment.

(b) Revolving Credit Note. The obligations of the Borrowers to repay the unpaid principal amount of the Revolving Credit Loans made to the Borrowers by the Bank and to pay interest on the unpaid principal amount thereof will be evidenced in part by the Revolving Credit Note of the Borrowers, dated the Closing Date, in substantially the form of Exhibit 2.01(b) attached hereto and made a part hereof, with the blanks appropriately filled. The executed Revolving Credit Note shall be delivered by the Borrowers to the Bank on the Closing Date.

(c) Borrowing Base. The “Borrowing Base” equals the sum of (i) eighty-five percent (85%) of Eligible Receivables plus (ii) fifty percent (50%) of Eligible Unbilled Receivables. Notwithstanding anything to the contrary herein, the Bank may, in its sole but reasonable discretion, at any time hereafter, decrease the advance percentage for Eligible Receivables and Eligible Unbilled Receivables or increase the level of reserves or ineligibles, or define or maintain such other reserves or ineligibles, as the Bank may deem necessary or appropriate. Any such change shall become effective three (3) Business Days from the date of written notice from the Bank to the Borrowers for the purpose of calculating the Borrowing Base hereunder; provided, however, upon the occurrence of an Event of Default hereunder, such change shall become effective immediately for the purpose of calculating the Borrowing Base hereunder.

(d) Making, Renewing or Converting of Revolving Credit Loans. Subject to the terms and conditions set forth in this Agreement and the other Loan Documents, and provided that the Borrowers have satisfied all applicable conditions specified in Article IV hereof, and the Bank has received, reviewed and approved the most recent borrowing base certificate due pursuant to Section 5.01(e) of this Agreement in the form of Exhibit 2.01(d) attached hereto and made a part hereof (the “Borrowing Base Certificate”) properly completed, setting forth the Borrowing Base calculations for the Borrowers together with the appropriate backup documentation and evidence, the Bank shall make the proceeds of the Revolving Credit Loans available to the Borrowers which, as selected by the Borrowers pursuant to this Section 2.01(d), shall be Base Rate Loans or Libor Rate Loans. In addition, subject to the terms and conditions set forth herein, the Bank shall make the proceeds of the Revolving Credit Loans available to the Borrowers under the Working Cash® Subfacility pursuant to Section 2.16 hereof. In addition, subject to the terms and conditions set forth below, the Borrowers shall have the opportunity (x) to convert Base Rate Loans into Libor Rate Loans, (y) to convert Libor Rate Loans into Base Rate Loans or (z) to renew Libor Rate Loans as Libor Rate Loans for additional Interest Periods.

(i) Each Revolving Credit Loan that is made as or converted (from a Libor Rate Loan) into a Base Rate Loan shall be made or converted on such Business Day and in such amount as an Authorized Representative shall request by written notice received by the Bank no later than 10:00 a.m. (Pittsburgh, Pennsylvania time) on the Business Day prior to the date of requested disbursement of or conversion into the requested Base Rate Loan. Subject to the terms and conditions of this Agreement, the Bank shall make the proceeds of the Base Rate Loan available to the Borrowers at the Bank’s Office in immediately available funds not later than 2:00 p.m. (Pittsburgh, Pennsylvania time) on the date of requested disbursement. Unless an Authorized Representative shall provide the Bank with the required written notice to convert a Base Rate Loan into a Libor Rate Loan on the third (3rd) Business Day prior to the date of requested conversion, such Base Rate Loan shall automatically renew as a Base Rate Loan.

(ii) Each Revolving Credit Loan that is made as, renewed as or converted (from a Base Rate Loan) into a Libor Rate Loan shall be made, renewed or converted on such Business Day, in such amount (greater than or equal to Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00); provided, however, that any amount in excess of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) may only be in increments of One Hundred Thousand and 00/100 Dollars ($100,000.00), and with such an Interest Period as an Authorized Representative shall request by written notice received by the Bank no later than 10:00 a.m. (Pittsburgh, Pennsylvania time) on the third (3rd) Business Day prior to the requested date of disbursement of, renewal of or conversion into the requested Libor Rate Loan. Subject to the terms and conditions of this Agreement, the Bank shall make the proceeds of the Libor Rate Loan available to the Borrowers at the Bank’s Office in immediately available funds, no later than 2:00 p.m. (Pittsburgh, Pennsylvania time) on such borrowing date. In addition, in the event that the Borrowers desire to renew a Libor Rate Loan for an additional Interest Period, an Authorized Representative shall provide the Bank with written notice thereof on the third (3rd) Business Day prior to the expiration of the applicable Interest Period. In the event that an Authorized Representative fails to provide the Bank with the required written notice on the third (3rd) Business Day prior to the expiration of the applicable Interest Period for a Libor Rate Loan, unless repaid, the Borrowers shall be deemed to have given written notice that such Libor Rate Loan shall be converted into a Base Rate Loan on the last day of the applicable Interest Period. Notwithstanding anything contained herein to the contrary, there shall not be more than eight (8) Revolving Credit Loans outstanding at any time (excluding Revolving Credit Loans made under the Working Cash® Subfacility Commitment). Each written notice of any Libor Rate Loan shall be irrevocable and binding on the Borrowers and the Borrowers shall indemnify the Bank against any loss or expense incurred by the Bank as a result of any failure by the Borrowers to consummate such transaction calculated as set forth in Section 2.11(c) hereof.

(e) Maximum Principal Balance of Revolving Credit Loans, and Letters of Credit Outstanding. The sum of the aggregate principal amount of all Revolving Credit Loans outstanding and the Letters of Credit Outstanding shall not exceed the Revolving Credit Facility Commitment Amount. The Borrowers agree that if at any time the sum of the aggregate principal amount of all Revolving Credit Loans outstanding, and the Letters of Credit Outstanding exceeds the Revolving Credit Facility Commitment Amount (the “Excess Amount”), the Borrowers shall promptly pay to the Bank such Excess Amount. If not sooner paid, the entire principal balance of all outstanding Revolving Credit Loans, together with all unpaid accrued interest thereon, and all other sums and costs owed to the Bank by the Borrowers with respect to the Revolving Credit Loans shall be immediately due and payable on the Expiration Date, without notice, presentment or demand of any kind.

(f) Maximum Principal Balance of Revolving Credit Loans Available to Fund Stock Repurchases and Acquisitions. Subject to the terms and conditions of this Agreement, from time to time, the Bank may make Revolving Credit Loans for Stock Repurchases and Acquisitions in the principal amount of up to Five Million and 00/100 Dollars ($5,000,000.00), in the aggregate, as a subfacility of the Revolving Credit Facility Commitment; provided, that at least three (3) Business Days prior to any such Revolving Credit Loans being made, the Borrowers shall have delivered to the Bank pro forma financial information and a certificate from the President or Chief Financial Officer of MHI which certifies that immediately after giving effect to such Revolving Credit Loans for Stock Repurchases and Acquisitions (1) MHI and its Subsidiaries are, and shall continue to be, in compliance with all financial covenants set forth in Section 5.18(b) and Section 5.18(c) of this Agreement, and (2) Undrawn Availability shall not be less than Five Million and 00/100 Dollars ($5,000,000.00). The Borrowers agree that if at any time the sum of the aggregate principal amount of all such Revolving Credit Loans for Stock Repurchases and Acquisitions outstanding exceeds the lesser of (1) Five Million and 00/100 Dollars ($5,000,000.00) or (2) the Revolving Credit Facility Commitment Amount, the Borrowers shall promptly pay to the Bank such excess amount. If not sooner paid, the entire principal balance of all such outstanding Revolving Credit Loans, together with all unpaid accrued interest thereon, and all other sums and costs owed to the Bank by the Borrowers with respect to such Revolving Credit Loans shall be immediately due and payable on the Expiration Date, without notice, presentment or demand of any kind.

2.02 Interest Rates.

(a) Interest on Revolving Credit Loans.

(i) Subject to the terms and conditions of this Agreement, on the Closing Date through the day immediately preceding the first Pricing Effective Date, (A) the Base Rate Loans shall bear interest for each day at a rate per annum equal to the Base Rate plus the applicable margin determined by reference to the Borrowers’ Revolving Facility Usage (the “Applicable Margin”) corresponding to Level I as set forth below and (B) Libor Rate Loans shall bear interest for each day during each applicable Interest Period at a rate per annum equal to the Libor Rate plus the Applicable Margin corresponding to Level I as set forth below as set forth below.

(ii) Subject to the terms and conditions of this Agreement, during each calendar month, the Bank will calculate the Borrowers’ monthly average Revolving Facility Usage (the calendar month with respect to which such monthly average Revolving Facility Usage is calculated is the “Measurement Month”). The Borrowers’ monthly average Revolving Facility Usage shall be calculated as of the Measurement Month ending October 31, 2008 and as of the last day of each Measurement Month ending thereafter. From the first (1st) day of the first (1st) calendar month following the Measurement Month (the “Pricing Effective Date”) until the next Pricing Effective Date, (A) Base Rate Loans shall bear interest for each day at a rate per annum equal to the Base Rate plus the Applicable Margin set forth below and (B) Libor Rate Loans shall bear interest during each applicable Interest Period at a rate equal to the Libor Rate plus the Applicable Margin set forth below (depending on the Borrowers’ monthly average Revolving Facility Usage as calculated by the Bank):

Level	Revolving Credit Usage		Applicable Margin	Applicable L/C Fee Percentage
I	< $	3,333,333.00	1.25%	1.25%
II	> $ < $	3,333,333.00 6,666,667.00	1.50%	1.50%
III	> $	6,666,667.00	1.75%	1.75%

(b) Interest Payments. The Borrowers shall pay to the Bank interest on the aggregate outstanding balance of the Revolving Credit Loans that are Base Rate Loans, in arrears, on November 1, 2008 and on the first (1st) day of each successive calendar month thereafter through and including the Expiration Date. The Borrowers shall pay to the Bank interest on the unpaid principal balance of the Revolving Credit Loans that are Libor Rate Loans on the earlier of (i) the last day of the applicable Interest Period for such Loan or (ii) for such

Loans with an applicable Interest Period exceeding three (3) Months, on the three (3) Month anniversary of each Loan during the period from the Closing Date through and including the Expiration Date. After maturity of any part of the Loans (whether upon the occurrence of an Event of Default, by acceleration or otherwise), interest on such part of the Loans shall be immediately due and payable without notice, presentment or demand. If not sooner paid, the entire principal balance of all outstanding Loans, all unpaid accrued interest thereon and all other sums and costs owed to the Bank by the Borrowers pursuant to the Loans shall be immediately due and payable on the Expiration Date, without notice, presentment or demand of any kind.

(c) Adjustment to Base Rate; Calculation of Interest and Fees. In the event of any change in the Base Rate, the rate of interest applicable to each Base Rate Loan shall be adjusted to immediately correspond with such change; except any interest rate charged hereunder shall not exceed the Maximum Rate. Interest on Loans, unpaid fees and other sums payable hereunder shall be computed on the basis of a year of three hundred sixty (360) days and paid for the actual number of days elapsed.

(d) Interest After Maturity or Default; Interest Laws. Upon the occurrence and during the continuance of an Event of Default, (i) the unpaid principal amount of the Loans or any portion thereof, accrued interest thereon, any fees or any other sums payable hereunder shall thereafter until paid in full bear interest at a rate per annum equal to the Applicable Rate plus three percent (3.00%); (ii) each Libor Rate Loan shall automatically convert into a Base Rate Loan at the end of the applicable Interest Period; and (iii) no Loans may be made as, renewed as or converted into a Libor Rate Loan. Notwithstanding any provisions to the contrary contained in this Agreement or any other Loan Document, the Borrowers shall not be required to pay, and the Bank shall not be permitted to collect, any amount of interest in excess of the maximum amount of interest permitted by applicable Law (“Excess Interest”). If any Excess Interest is provided for or determined by a court of competent jurisdiction to have been provided for in this Agreement or in any other Loan Document, then, in such event: (1) the provisions of this subsection shall govern and control; (2) the Borrowers shall not be obligated to pay any Excess Interest; (3) any Excess Interest that the Bank may have received hereunder shall be, at the Bank’s option, (a) applied as a credit against the outstanding principal balance of the Debt or accrued and unpaid interest (not to exceed the maximum amount permitted by Law), (b) refunded to the payor thereof, or (c) any combination of the foregoing; (4) the interest rate(s) provided for herein shall be automatically reduced to the maximum lawful rate allowed from time to time under applicable Law (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been and shall be, reformed and modified to reflect such reduction; and (5) the Borrowers shall have no action against the Bank for any damages arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any Debt is calculated at the Maximum Rate rather than the Applicable Rate, and thereafter such Applicable Rate becomes less than the Maximum Rate, the rate of interest payable on such Debt shall remain at the Maximum Rate until the Bank shall have received the amount of interest which the Bank would have received during such period on such Debt had the rate of interest not been limited to the Maximum Rate during such period.

2.03 Fees.

The Borrowers shall pay to the Bank:

(a) A non-refundable commitment fee, on or before the Closing Date, in the amount of Thirty Seven Thousand Five Hundred and 00/100 Dollars ($37,500.00) (the “Commitment Fee”);

(b) A facility fee on the unused portion of the Revolving Credit Facility Commitment Amount during the period from the date of this Agreement to the Expiration Date, payable monthly in arrears, beginning on November 1, 2008 and continuing on the first (1st) day of each calendar month and on the Expiration Date (the “Revolving Credit Facility Fee”). The Revolving Credit Facility Fee shall be equal to the amount by which the Revolving Credit Facility Commitment Amount has exceeded the average daily closing principal balance of the sum of the Revolving Credit Loans on each such day during the preceding calendar month, multiplied by on-fifth of one percent (0.20%), multiplied by a fraction, the numerated of which is the actual number of days in such month and the denominator of which s three hundred sixty (360); and

(c) The Letter of Credit Commission pursuant to Section 2.06 hereof.

2.04 Payments.

All payments to be made in respect of principal, interest, fees or other amounts due from the Borrowers under this Agreement or under the Notes are payable by 12:00 noon (Pittsburgh, Pennsylvania time), on the day when due, without presentment, demand, protest or notice of any kind, all of which are expressly waived, and an action for the payments will accrue immediately. All such payments must be made to the Bank at its Office in U.S. Dollars and in funds immediately available at such Office, without setoff, counterclaim or other deduction of any nature. The Bank may in its discretion deduct such payments from the Borrowers ‘ demand or deposit accounts with the Bank on the due date. All such payments shall be applied at the option of the Bank to accrued and unpaid interest, outstanding principal and other sums due under this Agreement in such order as the Bank, in its sole discretion, shall elect. All such payments shall be made absolutely net of, without deduction or offset, and altogether free and clear of any and all present and future taxes, levies, deductions, charges and withholdings and all liabilities with respect thereto, excluding income and franchise taxes imposed on the Bank under the Laws of the United States or any state or political subdivision thereof. If the Borrowers are compelled by Law to deduct any such taxes or levies (other than such excluded taxes) or to make any such other deductions, charges, or withholdings (collectively, the “Required Deductions”), the Borrowers will pay to the Bank an additional amount equal to the sum of (i) the aggregate amount of all Required Deductions and (ii) the aggregate amount of United States, federal or state income taxes required to be paid by the Bank in respect of the Required Deductions.

2.05 Agreement to Issue Letters of Credit.

From time to time during the period from the Closing Date to the thirtieth (30th) day preceding the Expiration Date, subject to the further terms and conditions hereof, including those required in connection with the making of Revolving Credit Loans, the Bank shall issue letters of credit (collectively, the “Letters of Credit”) for the account of the Borrowers in an amount not to exceed One Million and 00/100 Dollars ($1,000,000.00) in the aggregate, as a subfacility of the Revolving Credit Facility Commitment; provided, however, that on any date that the Borrowers request a Letter of Credit, and after giving effect to the Letter of Credit Face Amount of such Letter of Credit, the sum of the outstanding Revolving Credit Loans and Letters of Credit Outstanding shall not exceed the Revolving Credit Facility Commitment.

Each request for a Letter of Credit shall be delivered to the Bank no later than 10:00 a.m. (Pittsburgh, Pennsylvania time) on the third (3rd) Business Day, or such shorter period as may be agreed to by the Bank, prior to the proposed date of issuance. Each such request shall be in a form acceptable to the Bank and shall specify the Letter of Credit Face Amount thereof, the account party, the beneficiary, the intended date of issuance, the expiry date thereof, and the nature of the transaction to be supported thereby. All such Letters of Credit shall be issued by the Bank in accordance with its then current practice relating to the issuance of Letters of Credit including, but not limited to, the execution and delivery to the Bank of applications and agreements required by the Bank and the payment by the Borrowers of all applicable fees required by Section 2.06 hereof.

2.06 Letter of Credit Fees.

The Borrowers shall pay to the Bank (i) the Bank’s customary issuance fee with respect to each Letter of Credit issued hereunder, such fee to be paid on the date of issuance of each Letter of Credit, (ii) the Bank’s standard amendment fees for each amendment of any Letter of Credit issued hereunder, such fee to be paid on the date of the amendment of such Letter of Credit, and (iii) any out-of-pocket expenses and costs incurred by the Bank for the issuance of any Letter of Credit issued hereunder, such costs and expenses to be paid on demand. The Borrowers shall also pay to the Bank a fee (the “Letter of Credit Commission”), based on a daily calculation equal to the amount of the Letters of Credit Outstanding on each day multiplied by the applicable percentage determined by reference to the Revolving Facility Usage as set forth in Section 2.02(a) hereof (the “Applicable LC Fee Percentage”). Such Letter of Credit Commission shall be payable quarterly in arrears beginning on January 1, 2009 and continuing on the first (1st) day of each April, July, October and January thereafter and on the Expiration Date. Notwithstanding the foregoing, after the occurrence and during the continuance of an Event of Default, the Letter of Credit Commission, as calculated above, shall be increased by three percent (3.0%) per annum.

2.07 Payments and Nature of Borrowers’ Obligations Under Letters of Credit.

(a) Upon a draw under any Letter of Credit, the Borrowers shall immediately reimburse the Bank for such drawing under a Letter of Credit. If (i) the Borrowers shall not have immediately reimbursed the Bank for such drawing under such Letter of Credit, (ii) the Bank must for any reason return or disgorge such reimbursement or (iii) the Borrowers are required to make a payment under Section 7.02(a) hereof and fail to make such payment, then the amount of each unreimbursed drawing under such Letter of Credit and payment required to be made under Section 7.02(a) hereof shall automatically be converted into a Revolving Credit Loan which shall be a Base Rate Loan made on the date of such drawing for all purposes of this Agreement.

(b) The Borrowers’ obligations to the Bank under any Letter of Credit or Letter of Credit Related Documents are absolute, unconditional and irrevocable, and shall be paid and performed in accordance with the terms hereof and thereof irrespective of any act, omission, event or condition, including, without limitation (i) the form of, any lack of power or authority of any signer of, or the lack of validity, sufficiency, accuracy, enforceability or genuineness of (or any defect in or forgery of any signature or endorsement on) any draft, demand, document, certificate or instrument presented in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit or any obligation underlying any Letter of Credit, in each case, even if the Bank or any of its correspondents have been notified thereof; (ii) any claim of breach of warranty that might be made by a Borrower or the Bank against any beneficiary of a Letter of Credit, or the existence of any claim, set off, recoupment, counterclaim, cross-claim, defense, or other right that a Borrower may at any time have against any beneficiary, any successor beneficiary, any transferee or assignee of the proceeds of a Letter of Credit, the Bank or any correspondent or agent of the Bank, or any other person, however arising; (iii) any acts or omissions by, or the solvency of, any beneficiary of any Letter of Credit, or any other person having a role in any transaction or obligation relating to a Letter of Credit; (iv) any failure by the Bank to issue any Letter of Credit in the form requested by a Borrower, unless the Bank receives written notice from the Borrower of such failure within three (3) Business Days after the Bank shall have furnished a Borrower (by facsimile transmission or otherwise) a copy of such Letter of Credit and such error is material; and (v) any action or omission (including failure or compulsion to honor a presentation under any Letter of Credit) by the Bank or any of its correspondents in connection with a Letter of Credit, draft or other demand for payment, document, or any property relating to a Letter of Credit, and resulting from any censorship, Law, regulation, order, control, restriction, or the like, rightfully or wrongly exercised by any Official Body, or from any other cause beyond the reasonable control of the Bank or any of its correspondents, or for any loss or damage to a Borrower or to anyone else, or to any property of a Borrower or anyone else, resulting from any such action or omission.

(c) The Bank is authorized to honor any presentation under a Letter of Credit without regard to, and without any duty on the Bank’s part to inquire into, any transaction or obligation underlying such Letter of Credit, or any disputes or controversies between a Borrower and any beneficiary of a Letter of Credit, or any other person, notwithstanding that the Bank may have assisted a Borrower in the preparation of the wording of any Letter of Credit or any Letter of Credit Documents related thereto required to be presented thereunder or that the Bank may be aware of any underlying transaction or obligation or be familiar with any of the parties thereto.

(d) Each Borrower agrees that any action or omission by the Bank or any of its correspondents in connection with any Letter of Credit or presentation thereunder shall be binding on such Borrower and shall not result in any liability of the Bank or any of its correspondents to such Borrower in the absence of the gross negligence or willful misconduct of the Bank. Without limiting the generality of the foregoing, the Bank and each of its correspondents (i) may rely on any oral or other communication believed in good faith by the Bank or such correspondent to have been authorized or given by or on behalf of a Borrower; (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the Bank; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being separately delivered), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; and (v) may pay any paying or negotiating bank claiming that it rightfully honored under the Laws or practices of the place where such bank is located. In no event shall the Bank be liable to any Borrower for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

(e) If a Borrower or any other person seeks to delay or enjoin the honor by the Bank of a presentation under a Letter of Credit, the Bank shall have no obligation to delay or refuse to honor the presentation until validly so ordered by a court of competent jurisdiction.

2.08 Period of Issuance and Term of Letters of Credit.

The term of any Letter of Credit issued, renewed or extended by the Bank for the account of the Borrowers hereunder shall expire not less than thirty (30) days prior to the Expiration Date.

2.09 Booking of Libor Rate Loans.

The Bank may make, carry or transfer Libor Rate Loans at, to or for the account of, any of its branch offices or the office of an affiliate of the Bank; provided, however, that no such action shall result in increased liability or cost to the Borrowers, including any liability or cost pursuant to Section 2.11 or 2.12 hereof.

2.10 Assumptions Concerning Funding of Libor Rate Loans.

Calculation of all amounts payable to the Bank under Section 2.11(c) shall be made as though the Bank had actually funded its relevant Libor Rate Loan through the purchase of a Libor deposit bearing interest at the Libor Rate in an amount equal to the amount of that Libor Rate Loan and having maturity comparable to the relevant Interest Period and through the transfer of such Libor deposit from an offshore office to a domestic office in the United States of America; provided, however, that the Bank may fund each of its Libor Rate Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under Section 2.11(c).

2.11 Additional Costs.

(a) If, due to either (i) the introduction of, or any change in, or in the interpretation of, any Law or (ii) the compliance with any guideline or request from any central bank or other Official Body (whether or not having the force of Law), there shall be any increase in the cost to, or reduction in income receivable by, the Bank of making, funding or maintaining Loans (or commitments to make the Loans), then the Borrowers shall from time to time, upon demand by the Bank, pay to the Bank additional amounts sufficient to reimburse the Bank for any such additional costs or reduction in income. A certificate of the Bank submitted to the Borrowers in good faith as to the amount of such additional costs shall be conclusive and binding for all purposes, absent manifest error. Within five (5) Business Days after the Bank notifies the Borrowers of any such additional costs pursuant to this Section 2.11(a), the Borrowers may either (A) prepay in full all Loans of any types so affected then outstanding, together with interest accrued thereon to the date of such prepayment or (B) convert all Loans of any type so affected then outstanding into Loans of any other type not so affected upon not less than four (4) Business Days’ notice to the Bank. If any such prepayment or conversion of any Libor Rate Loan occurs on any day other than the last day of the applicable Interest Period for such Loan, the Borrowers also shall pay to the Bank such additional amounts as set forth in Section 2.11(c).

(b) If either (i) the introduction of, or any change in, or in the interpretation of, any Law or (ii) the compliance with any guideline or request from any central bank or other Official Body (whether or not having the force of Law), affects or would affect the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank and the Bank determines that the amount of such capital is increased by or based upon the existence of the Loans (or commitment to make the Loans) and other extensions of credit (or commitments to extend credit) of similar type, then, upon demand by the Bank, the Borrowers shall pay to the Bank from time to time as specified by the Bank, additional amounts sufficient to compensate the Bank in the light of such circumstances, to the extent that the Bank reasonably determines such increase in capital to be allocable to the existence of the Bank’s Loans (or commitment to make the Loans). A certificate of the Bank in good faith submitted to the Borrowers as to such amounts shall be conclusive and binding for all purposes, absent manifest error. Within five (5) Business Days after the Bank provides such certificate to the Borrowers of any such additional costs pursuant to this Section 2.11(b), the Borrowers may either (A) prepay in full all Loans of any types so affected then outstanding, together with interest accrued thereon to the date of such prepayment or (B) convert all Loans of any type so affected then outstanding into Loans of any other type not so affected upon not less than four (4) Business Days’ notice to the Bank. If any such prepayment or conversion of any Libor Rate Loan occurs on any day other than the last day of the applicable Interest Period for such Loan, the Borrowers also shall pay to the Bank such additional amounts as set forth in Section 2.11(c).

(c) If the Borrowers shall prepay any Libor Rate Loan on a day other than the last day of the applicable Interest Period for such Loan (whether such prepayment is permitted by (i) this Section 2.11 or Section 2.12, (ii) as a result of the failure by the Borrowers to consummate a transaction after providing notice as set forth in Section 2.01(d), (iii) otherwise permitted by the Bank or (iv) otherwise permitted or required under the terms of this Agreement), the Borrowers shall pay to the Bank on demand such additional amounts as are sufficient to indemnify the Bank against any reasonable loss, cost or expense incurred by the Bank as a result of such prepayment including, without limitation, any loss (including loss of anticipated profits), costs or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Bank to fund such Loan, and a certificate as to the amount of any such loss, cost or expense submitted by the Bank to the Borrowers in good faith shall be conclusive and binding for all purposes, absent manifest error.

2.12 Illegality; Impracticability.

Notwithstanding any other provision contained in this Agreement, if: (a) it is unlawful, or any central bank or other Official Body shall determine that it is unlawful, for the Bank to perform its obligations hereunder to make or continue Loans hereunder; or (b) on any date on which a Libor Rate would otherwise be set, the Bank shall have in good faith determined (which determination shall be conclusive absent manifest error) that (i) adequate and reasonable means do not exist for ascertaining a Libor Rate, (ii) a contingency has occurred which materially and adversely affects the interbank markets, or (iii) the effective cost to the Bank of funding a proposed Libor Rate Loan exceeds the Libor Rate then (y) upon notice thereof by the Bank to the Borrowers, the obligation of the Bank to make or continue a Loan of a type so affected shall thereafter be an obligation to make Base Rate Loans whenever any written notice requests any type of Loans so affected and (z) within five (5) Business Days after demand therefor by the Bank to the Borrowers, the Borrowers shall (i) forthwith prepay in full all Loans of the type so affected then outstanding, together with interest accrued thereon or (ii) request that the Bank, upon five (5) Business Days’ notice, convert all Loans of the type so affected then outstanding into Loans of a type not so affected. If any such prepayment or conversion of any Libor Rate Loan occurs on any day other than the last day of the applicable Interest Period for such Libor Rate Loan, the Borrowers also shall pay to the Bank such additional amounts as set forth in Section 2.11(c).

2.13 Loan Account.

The Bank shall open and maintain in its books and records, including computer records, in accordance with its customary procedures, a loan account (the “Loan Account”) in the Borrowers’ names in which shall be recorded the date and amount of each Loan made by the Bank and the date and amount of each payment and prepayment in respect thereof. The Bank shall record in the Loan Account the principal amount of the Loans owing to the Bank from time to time. Except in the case of manifest error in computation, the Loan Account will be conclusive and binding on the Borrowers as to the accuracy of the information contained therein. Failure by the Bank to make any such notation or record shall not affect the obligations of the Borrowers to the Bank with respect to the Loans.

2.14 Security.

The Loans shall be secured by the Security Agreement, the Patent and Trademark Security Agreement, the Stock Pledge Agreements, and all UCC-1 financing statements and other similar instruments executed and recorded with respect to each of the foregoing.

2.15 Financing Statements.

Promptly upon request by the Bank, the Borrowers agree to execute, if applicable, and deliver and file and record and refile and rerecord all financing statements, assignments, notices of security interest, certificates of title, certificates of documentation and such other documents, in such manner, at such time or times and in such place or places as may be required by Law or as may be requested by the Bank in order to cause the Liens granted under the Security Agreement or any other Loan Document to be, at all times valid, perfected and enforceable against such Borrower and all third parties. Each Borrower irrevocably appoints the Bank as its agent and attorney to execute any such financing statements or other instruments described above in its name or, if applicable, to file any such financing statements or other instruments described above without such Borrower’s signature. Each Borrower further agrees that a carbon, photographic or other reproduction of a financing statement or the Security Agreement are sufficient as a financing statement and may be filed as such.

2.16 Working Cash® Subfacility.

Notwithstanding anything contained in Section 2.01 to the contrary, the Revolving Credit Facility Commitment shall include a subfacility (the “Working Cash® Subfacility”) in an aggregate amount not to exceed the Revolving Credit Facility Commitment Amount (the “Working Cash® Subfacility Commitment”), which shall contain an investment and borrowing sweep feature pursuant to the terms and conditions of the Working Cash® Sweep Rider, the terms of which are hereby incorporated in this Agreement, until such Working Cash® Sweep Rider is terminated in accordance with its terms. Therefore, so long as the Working Cash® Sweep Rider is in effect, the Borrowers may request that the Bank make Revolving Credit Loans subject to the Working Cash® Sweep Rider in an aggregate amount not to exceed the Working Cash® Subfacility Commitment. The terms and conditions of the Working Cash® Sweep Rider shall supersede the terms and conditions of this Agreement for all Revolving Credit Loans requested under the Working Cash® Subfacility, as such terms and conditions relate to, among other things, making Revolving Credit Loans, the interest rate (but not the interest rate margin) applicable to such Revolving Credit Loans and the repayment of principal and interest on such Revolving Credit Loans.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrowers, on behalf of themselves and each of their Subsidiaries and all other Loan Parties and their Subsidiaries, represents and warrants to the Bank that:

3.01 Organization and Qualification.

Each Borrower is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation. Each Borrower is duly qualified or licensed to do business as a foreign corporation and is in good standing in all jurisdictions in which the ownership of its properties or the nature of its activities or both makes such qualification or licensing necessary except to the extent that the failure to be so qualified or licensed would not have a Material Adverse Effect. Each Subsidiary of a Borrower is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, as the case may be, and is duly qualified or licensed to do business as a foreign entity and is in good standing in all jurisdictions in which the ownership of its properties or the nature of its activities or both makes such qualification or licensing necessary except to the extent that the failure to be so qualified or licensed would not have a Material Adverse Effect.

3.02 Authority; Power to Carry on Business; Licenses.

Each Borrower has the power and authority to make the borrowings provided for herein, to execute and deliver the Notes in evidence of such borrowings and to grant and convey the security interests contemplated under the Security Agreement, the Stock Pledge Agreements, the Patent and Trademark Security Agreement, and the other Loan Documents and all such action has been duly and validly authorized by all necessary proceedings on such Borrowers’ part. Each Loan Party and its Subsidiaries have all requisite power and authority to own and operate their properties and to carry on their businesses as now conducted. Each Loan Party and its Subsidiaries have all licenses, permits, consents and governmental approvals or authorizations necessary to carry on their businesses as now conducted.

3.03 Execution and Binding Effect.

Each of the Loan Documents has been duly and validly executed and delivered by the Borrowers and each Loan Party a party thereto and each such document or agreement constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar Laws of general applicability affecting the enforcement of creditors’ rights and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

3.04 Absence of Conflicts.

Neither the execution and delivery of this Agreement, the Notes, the Security Agreement, the Stock Pledge Agreements, the Patent and Trademark Security Agreement, or the other Loan Documents, the consummation of the transactions contemplated in any of them, nor the performance of or compliance with the terms and conditions thereof will (a) violate applicable material Law, (b) conflict with or result in a breach of or a default under the Organizational Documents of any Loan Party or any material agreement or instrument to which any Loan Party or any Subsidiary of a Loan Party is a party or by which it or any of its properties (now owned or acquired in the future) may be subject or bound or (c) result in the creation or imposition of any Lien upon any property (owned or leased) of any Loan Party or any Subsidiary of a Loan Party (other than the Liens created by the Security Agreement, the Stock Pledge Agreements, the Patent and Trademark Security Agreement, or the other Loan Documents).

3.05 Authorizations and Filings.

No authorization, consent, approval, license, exemption or other action by, and no registration, qualification, designation, declaration or filing with, any Official Body is or will be necessary or advisable in connection with the execution and delivery of this Agreement or the other Loan Documents, the consummation of the transactions contemplated herein or therein, or the performance of or compliance with the terms and conditions hereof or thereof.

3.06 Officers and Directors; Business.

Schedule 3.06 to this Agreement sets forth, as of the Closing Date, (i) the officers and directors of each Loan Party, and (ii) a description of the business of each Loan Party as presently conducted and as presently planned to be conducted.

3.07 Title to Property.

Each Loan Party and each Subsidiary of a Loan Party has good and marketable title in fee simple to all real property purported to be owned by it and good and marketable title to all other property (whether personal, intangible, mixed or otherwise) purported to be owned by it, including that reflected in the most recent financial information referred to in Section 3.08 hereof or submitted to the Bank pursuant to Section 5.01 of this Agreement (except as sold or otherwise disposed of in the ordinary course of business), subject only to Liens permitted by Section 6.01 of this Agreement.

3.08 Financial Information.

The financial information provided by the Loan Parties to the Bank as of the Closing Date is accurate and complete and has been prepared in accordance with GAAP consistently applied. The Loan Parties have made full and true disclosure of all pertinent financial and other material information in connection with the transactions contemplated hereby.

3.09 Taxes.

All tax returns required to be filed by the Loan Parties and their Subsidiaries have been properly prepared, executed and filed. Except as described in Schedule 3.09 to this Agreement, all taxes, assessments, fees and other governmental charges upon the Loan Parties and their Subsidiaries or upon any of their properties, income, sales or franchises which are due and payable have been paid. The reserves and provisions for taxes on the books of the Loan Parties and their Subsidiaries are adequate for all open years and for their current fiscal period. Except as described in Schedule 3.09 to this Agreement, no Loan Party knows of any proposed additional assessment or basis for any assessment for additional taxes (whether or not reserved against).

3.10 Contracts.

No Loan Party or any Subsidiary of a Loan Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any material contractual obligation of such Loan Party or any Subsidiary of such Loan Party, and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default.

3.11 Litigation.

Except as described in Schedule 3.11 to this Agreement, there is no pending, contemplated or, to any Loan Party’s knowledge, threatened action, suit or proceeding by or before any Official Body against or affecting a Loan Party or its Subsidiaries.

3.12 Laws.

No Loan Party or any Subsidiary of a Loan Party in violation of any Law, which violation could have a Material Adverse Effect.

3.13 ERISA.

Except as described in Schedule 3.13 to this Agreement, each Plan has been and will be maintained and funded in all material respects in accordance with its terms and with all provisions of ERISA and other applicable Laws; (b) no Reportable Event has occurred and is continuing with respect to any Plan; (c) no liability to the PBGC has been incurred with respect to any Plan, other than for premiums due and payable; (d) no Plan has been terminated, no proceedings have been instituted to terminate any Plan, and there exists no intent to terminate or institute proceedings to terminate any Plan; (e) no withdrawal, either complete or partial, has occurred or commenced with respect to any multi-employer Plan, and there exists no intent to withdraw either completely or partially from any multi-employer Plan; and (f) there has been no cessation of, and there is no intent to cease, operations at a facility or facilities where such cessation could reasonably be expected to result in a separation from employment of more than twenty percent (20%) of the total number of employees who are participants under a Plan.

3.14 Patents, Licenses, Franchises.

The Loan Parties and their Subsidiaries own or possess the legal right to use all of the patents, trademarks, service marks, trade names, copyrights, licenses, franchises and permits and rights with respect to the foregoing necessary to own and operate its properties and to carry on its business as presently conducted without conflict with the rights of others. Schedule 3.14 to this Agreement sets forth a true and correct list and description of each such patent, trademark, service marks, trade name, copyright, license, franchise and permit and right with respect to the foregoing. Except as described in Schedule 3.14 to this Agreement, no patent, trademark, service mark, trade name, copyrights, license, franchise or permit or right with respect to any of the foregoing is of material importance to the assets, business, operations or financial condition of any Loan Party or any Subsidiary of a Loan Party and there is no reason to anticipate any material liability to any Loan Party or any Subsidiary of a Loan Party in respect to any claim of infringement of any of the foregoing.

3.15 Environmental Matters.

Except as set forth in Schedule 3.15 attached hereto and made a part hereof:

(a) No Loan Party or any Subsidiary of a Loan Party is in violation of any Environmental Laws or any rule or regulation promulgated pursuant thereto;

(b) No activity of a Loan Party or a Subsidiary of a Loan Party at the Property is being or has been conducted in violation of any Environmental Law and, to each Loan Party’s knowledge, no activity of any prior owner, operator or occupant of the Property was conducted in violation of any Environmental Law that in either case would reasonably be expected to have a Material Adverse Effect;

(c) There are no Regulated Substances present on, in, under, or emanating from, or emanating to, the Property or any portion thereof in violation of any Environmental Law which would reasonably be expected to have a Material Adverse Effect;

(d) Each Loan Party and each Subsidiary of a Loan Party has all Environmental Permits except for any such Environmental Permits the absence of which whether individually or in the aggregate is not reasonably likely to have a Material Adverse Effect and all such Environmental Permits are in full force and effect and such Loan Party’s or such Subsidiary’s operations at the Property are conducted in compliance with the terms and conditions of such Environmental Permits and no Loan Party nor any Subsidiary of a Loan Party has received any written notice from an Official Body that such Official Body has or intends to suspend, revoke or adversely alter, whether in whole or in part, any such Environmental Permit;

(e) Each Loan Party and each Subsidiary of a Loan Party has submitted to an Official Body and/or maintains, as required, all Environmental Records;

(f) No structures, improvements, equipment, fixtures, impoundments, pits, lagoons or aboveground or underground storage tanks located on any Property contain or use, except in compliance in all material respects with Environmental Laws and Environmental Permits, Regulated Substances or otherwise are operated or maintained except in compliance with Environmental Laws and Environmental Permits. To the knowledge of each Loan Party, no structures, improvements, equipment, fixtures, impoundments, pits, lagoons or aboveground or underground storage tanks of prior owners, operators or occupants of any Property contained or used Regulated Substances, except in compliance in all material respects with Environmental Laws, Regulated Substances or otherwise were operated or maintained by any such prior owner, operator or occupant of any Property except in compliance with Environmental Laws;

(g) No facility or site to which a Loan Party or a Subsidiary of a Loan Party, either directly or indirectly by a third party, has sent Regulated Substances for storage, treatment, disposal or other management has been or is being operated in violation of Environmental Laws or pursuant to Environmental Laws is identified or proposed to be identified on any list of contaminated properties or other properties which pursuant to Environmental Laws are the subject of an investigation, cleanup, removal, remediation or other response action by an Official Body;

(h) No portion of the Property is identified or proposed to be identified on any list of contaminated properties or other properties which pursuant to Environmental Laws are the subject of an investigation or remediation action by an Official Body, nor is any property adjoining or in the proximity of the Property identified or proposed to be identified on any such list;

(i) To the knowledge of each Loan Party, no portion of any Property constitutes an Environmentally Sensitive Area;

(j) No Lien or other encumbrance authorized by Environmental Laws exists against any Property and no Loan Party has any reason to believe that such a Lien or encumbrance may be imposed;

(k) Neither the transaction contemplated by the Loan Documents nor any other transaction involving the sale, transfer or exchange of any Property will trigger or has triggered any obligation under any applicable Environmental Laws to make a filing, provide a notice, provide other disclosure or take any other action, or in the event that any such transaction-triggered obligation does arise or has arisen under any applicable Environmental Laws, all such action required thereby has been taken in compliance with applicable Environmental Laws;

(l) The activities and operations of each Loan Party and each Subsidiary of a Loan Party is being conducted in material compliance with applicable Safety Laws;

(m) No Loan Party or any Subsidiary of a Loan Party has received any Safety Complaints and, to the knowledge of Loan Parties, no Safety Complaints are being threatened and no Loan Party has any reason to believe that a Safety Complaint might be received or instituted; and

(n) Each Loan Party and each Subsidiary of a Loan Party has submitted to an Official Body and/or maintains in its files, as applicable, all Safety Filings and Records.

3.16 Use of Proceeds.

The Borrowers (or MHI with respect to subsection (iv) hereof) shall use the proceeds of the Loans (i) for working capital and general corporate purposes, (ii) for issuance of standby letters of credit, (iii) to facilitate Acquisitions, and (iv) to facilitate Stock Repurchases.

3.17 Margin Stock.

The Borrowers will not borrow under this Agreement for the purpose of buying or carrying any “margin stock”, as such term is used in Regulation U and related regulations of the Board of Governors of the Federal Reserve System, as amended from time to time. No Borrower owns any “margin stock”. No Borrower is engaged in the business of extending credit to others for such purpose, and no part of the proceeds of any borrowing under this Agreement will be used to purchase or carry any “margin stock” or to extend credit to others for the purpose of purchasing or carrying any “margin stock”.

3.18 No Event of Default; Compliance with Agreements.

No event has occurred and is continuing and no condition exists which constitutes an Event of Default or Potential Default. No Loan Party is (i) in violation of any term of its Organizational Documents, or (ii) in default under any agreement, lease or instrument to which it is a party or by which it or any of its properties (owned or leased) may be subject or bound.

3.19 No Material Adverse Change.

Since the date of the most recent financial information referred to in Section 3.08 hereof, there has been no Material Adverse Change.

3.20 Security Interest.

The security interests in the personal property collateral granted to the Bank pursuant to the Security Agreement, the Stock Pledge Agreements, and the Patent and Trademark Security

Agreement (collectively, the “Collateral”) (i) constitute and will continue to constitute perfected security interests under the UCC (or other applicable Law) entitled to all of the rights, benefits and priorities provided by the UCC (or other applicable Law) and (ii) except as otherwise permitted under Section 6.01 of this Agreement, are and will continue to be superior and prior to the rights of all third parties existing on the date of this Agreement or arising after the date of this Agreement whether by Lien or otherwise, to the full extent provided by Law. All such action as is necessary or advisable to establish such rights of the Bank has been taken or will be taken at or prior to the time required for such purpose and there will be upon execution and delivery of the Loan Documents no necessity of any further action in order to preserve, protect and continue such rights except the filing of continuation statements with respect to such financing statements within six (6) months prior to each five (5) year anniversary of the filing of such financing statements and continued possession or control by the Bank of the Collateral delivered to it as required by the UCC (or other applicable Law). All filing fees and other expenses in connection with each such action shall be paid by the Borrowers and the Bank shall be reimbursed by the Borrowers for any such fees and expenses incurred by the Bank.

3.21 Receivables Warranties.

With respect to all Eligible Receivables and Eligible Unbilled Receivables from time to time scheduled, listed or referred to in any certificate, statement or report delivered to the Bank, each Borrower warrants and represents to the Bank that (a) the Eligible Receivables and Eligible Unbilled Receivables are genuine, are in all respects what they purport to be, and are not evidenced by a note, instrument or judgment; (b) the Eligible Receivables and Eligible Unbilled Receivables represent undisputed, bona fide transactions completed in accordance with the terms and provisions contained in the documents delivered to the Bank with respect to the Eligible Receivables and Eligible Unbilled Receivables; (c) no payments have been or will be made on the Eligible Receivables and Eligible Unbilled Receivables except payments immediately delivered to the Bank pursuant to this Agreement; (d) there are no material setoffs, counterclaims or disputes existing or asserted with respect to the Eligible Receivables and Eligible Unbilled Receivables and no Borrower has made any agreement with any account debtor for any deduction from any Eligible Receivables and Eligible Unbilled Receivables; (e) there are no facts, events or occurrences which in any way impair the validity or enforcement of any Eligible Receivable and Unbilled Receivable or tend to reduce the amount payable under any Eligible Receivable and any Unbilled Receivable as shown on the respective certificates and statements, the Borrowers’ books and records and all invoices and statements delivered to the Bank with respect to any Eligible Receivable and any Unbilled Receivable; (f) all account debtors with respect to an Eligible Receivable and an Unbilled Receivable have the capacity to contract, and to the Borrowers’ knowledge, are solvent; (g) the services furnished and/or goods sold giving rise to any Eligible Receivable and any Unbilled Receivable are not subject to any Lien except that of the Bank; (h) to the Borrowers’ knowledge, there are no proceedings or actions which are threatened or pending against any account debtor with respect to an Eligible Receivable and an Unbilled Receivable which might result in any material adverse change in such account debtor’s financial condition; (i) no Eligible Receivable and Unbilled Receivable is an account with respect to which the account debtor is an Affiliate or a director, officer or employee of any Borrower or an Affiliate; (j) as to the Eligible Receivables, none of the Eligible Receivables arise with respect to goods which have not been shipped or arise with respect to services which have not been fully performed and to the Borrowers’ knowledge accepted as satisfactory by the account debtor; (k) the Eligible Receivable and Unbilled Receivable is an

account with respect to which the account debtor’s obligation to pay the account is conditional upon the account debtor’s approval or is otherwise subject to any repurchase obligation or return right, as with sales made on a bill-and-hold, guaranteed sale, sale-and-return, or sale on approval basis; and (l) the amounts shown on the applicable certificates, statements, the applicable Borrower’s books and records and all invoices and statements which may be delivered to the Bank with respect to such Eligible Receivables and such Eligible Unbilled Receivables are actually and absolutely owing to the applicable Borrower and are not in any way contingent. The Borrowers shall immediately notify the Bank in the event that any such Eligible Receivable and such Unbilled Receivable ceases to satisfy the above representations and warranties.

3.22 Labor Controversies.

There are no labor controversies pending or, to the best knowledge of the Loan Parties, threatened, against any Loan Party or any Subsidiary of a Loan Party which, if adversely determined, would have a Material Adverse Effect.

3.23 Solvency.

After the making of the Loans, each Loan Party (i) will be able to pay its debts as they become due, (ii) will have funds and capital sufficient to carry on its business and all businesses in which it is about to engage, and (iii) will own property having a value at both fair valuation and at fair saleable value in the ordinary course of its business greater than the amount required to pay its debts as they become due. No Loan Party was insolvent immediately prior to the date of this Agreement and no Loan Party will be rendered insolvent by the execution and delivery of this Agreement, the borrowing hereunder and/or the consummation of any transactions contemplated by this Agreement or any of the other Loan Documents.

3.24 Subsidiaries.

Schedule 3.24 to this Agreement sets forth each Subsidiary of the Loan Parties, the authorized and outstanding capital stock (or other equity interests) of such Subsidiary and the outstanding capital stock (or other equity interests) of such Subsidiary which is owned by a Loan Party or any Subsidiary of a Loan Party.

3.25 Governmental Regulation.

No Loan Party is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or the Investment Company Act of 1940 or to any federal or state statute or regulation limiting its ability to incur Indebtedness for borrowed money.

3.26 Accurate and Complete Disclosure; Continuing Representations and Warranties.

No representation or warranty made by the Borrowers under this Agreement or by the Borrowers or any other Loan Party under the other Loan Documents and no statement made by any Loan Party or a Subsidiary of a Loan Party in any financial statement (furnished pursuant to Sections 3.08 or 5.01 or otherwise), certificate, report, exhibit or document furnished by a Loan Party to the Bank pursuant to or in connection with this Agreement is false or misleading in any material respect (including by omission of material information necessary to make such representation, warranty or statement not misleading). No Loan Party is aware of any facts which have not been disclosed to the Bank in writing by or on behalf of a Loan Party which would have a Material Adverse Effect. The representations and warranties set forth herein are to survive the delivery of the Loan Documents, the making of the Loans and the issuance of the Letters of Credit hereunder.

3.27 Anti-Terrorism Laws.

(a) To the best of the Borrowers’ knowledge, no Loan Party nor to the Borrowers’ knowledge any Affiliate of a Loan Party, is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b) To the best of the Borrowers’ knowledge, no Loan Party, nor to the Borrowers’ knowledge any Affiliate of a Loan Party, or its respective agents acting or benefiting in any capacity in connection with the Loans or other transactions hereunder, is any of the following (each a “Blocked Person”):

(i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(iii) a Person with which the Bank is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224;

(v) a Person that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or

(vi) a Person who is affiliated or associated with a person or entity listed above.

(c) To the best of the Borrowers’ knowledge, no Loan Party nor, to the knowledge of any Loan Party, any of its agents acting in any capacity in connection with the Loans or other transactions hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

ARTICLE IV

CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT

The obligation of the Bank to make any Loan or issue any Letter of Credit is subject to the satisfaction of the following conditions:

4.01 Representations and Warranties; Events of Default and Potential Defaults.

The representations and warranties contained in Article III shall be true and correct in all respects (in the case of any representation or warranty containing a materiality modification) or in all material respects (in the case of any representation or warranty not containing a materiality modification) on and as of the date of each Loan and the issuance of each Letter of Credit with the same effect as though made on and as of each such date. On the date of any Loan and the issuance of each Letter of Credit, no Event of Default and no Potential Default shall have occurred and be continuing or exist or shall occur or exist after giving effect to the Loan to be made or Letter of Credit to be issued on such date. Each request by the Borrowers for any Loan or the issuance of any Letter of Credit shall constitute a representation and warranty by the Borrowers that the conditions set forth in this Section 4.01 have been satisfied as of the date of such request. The failure of the Bank to receive notice from the Borrowers to the contrary before such Loan is made or such Letter of Credit is issued shall constitute a further representation and warranty by the Borrowers that the conditions referred to in this Section 4.01 have been satisfied as of the date such Loan is made or such Letter of Credit is issued.

4.02 Loan Documents.

On the Closing Date, the Loan Documents, satisfactory in terms, form and substance to the Bank, shall have been executed and delivered to the Bank and shall be in effect and all filings contemplated thereby shall have been prepared for filing. The Borrowers shall also deliver such other instruments, documents and certificates as the Bank or its counsel shall reasonably require.

4.03 UCC Financing Statements.

On or before the Closing Date, each UCC-1 financing statement and notice of security interest (or other similar required filings) to be filed pursuant to the Security Agreement, the Stock Pledge Agreements, and the Patent and Trademark Security Agreement, shall have been duly executed (if necessary) and shall be prepared for filing thereof.

4.04 Other Documents and Conditions.

On or before the Closing Date, the following documents and conditions shall have been delivered to the Bank or satisfied by or on behalf of the Borrowers:

(a) Certified Copies of Organizational Documents. Copies of the Organizational Documents of each Borrower certified by the Secretary of State of such Borrower’s jurisdiction of organization.

(b) Good Standing Certificates and Tax Lien Certificates. For each Borrower, a good standing certificate from the Secretary of State of each such Borrower’s jurisdiction of organization, certifying as to the good standing and status of each Borrower as a corporation and a good standing certificate from each other jurisdiction in which each Borrower is registered to do business as a foreign corporation. For each Borrower, if issued by such jurisdiction, a tax lien certificate from each such Borrower’s jurisdiction of organization.

(c) Proceedings and Incumbency. Certificates in form and substance satisfactory to the Bank, dated the Closing Date and signed by the Secretary of each Borrower, certifying as to (i) true copies of the Organizational Documents of such Borrower and no amendments thereto, (ii) the resolutions of the board of directors of such Borrower authorizing the execution and delivery of this Agreement and the other Loan Documents, (iii) the names, true signatures and incumbency of the officers of such Borrower authorized to execute and deliver the Loan Documents, (iv) the exact legal name of such Borrower, (v) a list of all fictitious or trade names of such Borrower, (vi) the tax identification number of such Borrower, and (vii) the organizational identification number of such Borrower. The Bank may conclusively rely on such certification unless and until a later certificate revising the prior certificate has been furnished to the Bank.

(d) Financial Information. Financial information in form and substance satisfactory to the Bank, as described in Section 3.08 of this Agreement.

(e) Audit. A three (3) year consolidated audit of the Borrowers, in form and substance satisfactory to the Bank.

(f) Insurance. Evidence, in form and substance satisfactory to the Bank, that the business and all assets of the Borrowers are adequately insured and the Bank has been named as additional insured and lender’s loss payee, as its interests may appear, entitled to thirty (30) days prior notice of cancellation on all such policies of insurance covering the Collateral.

(g) No Material Adverse Change. No Material Adverse Change shall have occurred since the date of the most recent financial statements delivered to the Bank.

(h) Lien Searches. Copies of record searches (including UCC searches, judgments, suits, bankruptcy, taxes and other lien searches conducted in the Borrowers’ names at the state and county level in the Borrowers’ locations and in the jurisdictions of incorporation) evidencing that no Liens exist against the Borrowers except those Liens permitted pursuant to Section 6.01 hereof or those Liens that are or will be released or terminated in connection herewith as set forth in Section 4.04(i) hereof.

(i) Termination Statements, and Release Statements. Evidence satisfactory to the Bank that all necessary termination statements, release statements and any other types of releases in connection with any and all Liens disclosed by the lien searches described above with respect to the Borrowers that are not permitted pursuant to Section 6.01 of this Agreement have been filed or satisfactory arrangements have been made for such filing (including payoff letters in form and substance satisfactory to the Bank).

(j) Leases. Copies of all (i) leases of real property to which any Borrower is a party and (ii) those leases of personal property to which a Borrower is a party with respect to which Liens are identified on the lien searches to include assets other than specific equipment and the proceeds thereof.

(k) Borrowing Base Certificate. The Borrowing Base Certificate of the Borrowers dated as of the Closing Date.

(l) Field Audits. A field audit of the Borrowers conducted by the Bank with results satisfactory to the Bank.

(m) Accounts. Evidence that the Borrowers have established their primary operating and depository accounts with the Bank.

(n) Depository. The Borrowers will establish and maintain at the Bank the Borrowers’ primary depository accounts.

(o) Opinion of Counsel. An opinion of counsel on behalf of the Loan Parties, dated the Closing Date, in form and substance satisfactory to the Bank in its sole and absolute discretion.

(p) Waivers. On or before the Closing Date, all Waivers, satisfactory in form and substance to the Bank, shall have been executed and delivered to the Bank by the appropriate parties thereto.

(q) Other Documents and Conditions. Such other documents and conditions as may be required to be submitted to the Bank by the terms of this Agreement or of any Loan Document or set forth on the Closing Checklist with respect to the transactions contemplated by this Agreement.

4.05 Details, Proceedings and Documents.

All legal details and proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory to the Bank and the Bank shall have received all such counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions, in form and substance satisfactory to the Bank, as the Bank may request from time to time.

4.06 Fees and Expenses.

The Borrowers shall have paid all fees and charges as required for the Closing and relating to the Closing, including legal fees, closing costs, filing and notary fees and any other similar matters pertinent to the Closing.

ARTICLE V

AFFIRMATIVE COVENANTS

The Borrowers covenant and agree with the Bank, on behalf of themselves and on behalf of each of their Subsidiaries and all other Loan Parties and their Subsidiaries, as follows:

5.01 Reporting and Information Requirements.

The Borrowers shall deliver or shall cause to be delivered the following documents to the Bank in such detail as reasonably requested by the Bank:

(a) Annual Audited Reports. As soon as practicable, and in any event within one hundred twenty (120) days after the close of each fiscal year of the Borrowers, the Borrowers shall furnish to the Bank Consolidated audited and consolidating statements of income, retained earnings and cash flow of MHI and its Subsidiaries for such fiscal year and a Consolidated audited and consolidating balance sheet of MHI and its Subsidiaries as of the close of such fiscal year, and notes to each, all in reasonable detail, setting forth in comparative form the corresponding figures for the preceding fiscal year, prepared in accordance with GAAP applied on a basis consistent with that of the preceding fiscal year (except for the changes in application in which such accountants concur), with such statements and balance sheet to be certified by an independent certified public accounting firm selected by MHI and acceptable to the Bank, together with any management letters of such accountants addressed to MHI. The report of such accountants shall be free of exception or qualifications not acceptable to the Bank and shall in any event contain a written statement of such accountants substantially to the effect that such accountants examined such statements and balance sheet in accordance with generally accepted auditing standards.

(b) Quarterly Financial Reports. As soon as practicable, and in any event within forty-five (45) days after the close of each of the first three (3) Fiscal Quarters of each fiscal year of, the Borrowers shall furnish to the Bank Consolidated and consolidating statements of income, retained earnings and cash flow for MHI and its Subsidiaries for such Fiscal Quarter and for the portion of the fiscal year to the end of such Fiscal Quarter, and a Consolidated and consolidating balance sheet of MHI and its Subsidiaries as of the close of such Fiscal Quarter, all in reasonable detail. All such income statements and balance sheets shall be prepared by MHI and certified by the Chief Executive Officer, President, Chief Financial Officer or Chief Accounting Officer of MHI as presenting fairly the financial position of MHI and its Subsidiaries as of the end of such Fiscal Quarter and the results of their operations for such periods and in conformity with GAAP applied in a manner consistent with that of the most recent Consolidated audited financial statements furnished to the Bank.

(c) Annual and Quarterly Compliance Certificate. The statements and balance sheets of MHI and its Subsidiaries delivered pursuant to Section 5.01(a) hereof and the statements and balance sheets of MHI for and as of each Fiscal Quarter delivered pursuant to Section 5.01(b) of this Agreement shall be accompanied by a compliance certificate, substantially in the form of Exhibit 5.01(c) attached hereto and made a part hereof, executed by the Chief Executive Officer, President, Chief Financial Officer or Chief Accounting Officer of

MHI, stating that no Event of Default or Potential Default exists and that the Loan Parties are in compliance with all applicable covenants contained in this Agreement. Such certificate shall include all figures necessary to calculate the Borrowers’ compliance with all financial covenants set forth in this Agreement. If an Event of Default or Potential Default has occurred and is continuing or exists, such certificate shall specify in detail the nature and period of existence of the Event of Default or Potential Default and any action taken or contemplated to be taken by the Borrowers with respect thereto.

(d) Monthly Accounts Receivable Statements, Accounts Payable Statements and Other Reports. Promptly upon the request of the Bank, the Borrowers shall deliver to the Bank a schedule of the Borrowers’ Receivables identifying all accounts, and the aging thereof, by open invoice of each customer of a Borrower, and such other reports concerning the accounts as the Bank shall require, all certified as to accuracy by the appropriate officer of each Loan Party, and all in such form as the Bank shall require. The Borrowers shall also deliver to the Bank all information requested by the Bank with respect to any account debtor. In addition, promptly upon the request of the Bank, the Borrowers shall deliver to the Bank a schedule of the Borrowers’ accounts payable aging along with such other reports concerning the accounts payable of the Borrowers as the Bank shall request, all certified as to accuracy by the appropriate officer of the Borrowers and all in such form as the Bank shall require.

(e) Monthly Borrowing Base Certificate. As soon as practicable and in any even within thirty (30) days after the end of each calendar month, the Borrowers shall furnish to the Bank a Borrowing Base Certificate signed by the appropriate officers of the Borrowers.

(f) SEC Reports, Shareholder Communications. Reports, including Forms 10-K, 10-Q and 8-K, registration statements and prospectuses and other shareholder communications, filed by MHI with the Securities and Exchange Commission and not posted to the EDGAR website.

(g) Audit Reports. Promptly upon receipt thereof, the Borrowers will deliver to the Bank a copy of each other report submitted to MHI by independent accountants, including comment or management letters, in connection with any annual, interim or special audit report made by them of the books of MHI.

(h) Visitation; Audits. The Borrowers shall permit or shall cause to be permitted such Persons as the Bank may designate to visit and inspect any of the properties of any Loan Party, to examine, and to make copies and extracts from, the books and records of any Loan Party and to discuss its affairs with its officers, employees and independent accountants during normal business hours and upon reasonable prior notice; provided, however, that no such notice shall be required if an Event of Default has occurred. Each Loan Party shall and shall cause its Subsidiaries to authorize its officers, employees and independent accountants to discuss with the Bank the affairs of such Loan Party. So long as no Event of Default has occurred, the Bank may conduct one (1) audit per fiscal year of the Borrowers and such additional audits as it reasonably deems necessary. The Borrowers shall pay all reasonable costs incurred in connection with conducting such audits. Upon the occurrence of an Event of Default, the Bank may conduct any and all audits it deems necessary at the cost and expense of the Borrowers.

(i) Notice of Event of Default. Promptly upon becoming aware of an Event of Default or Potential Default, the Borrowers will give the Bank notice of the Event of Default or Potential Default, together with a written statement signed on behalf of the Borrowers setting forth the details of the Event of Default or Potential Default and any action taken or contemplated to be taken by the Borrowers with respect thereto.

(j) Notice of Material Adverse Change. Promptly upon becoming aware thereof, the Borrowers will give the Bank written notice with respect to any Material Adverse Change or any development or occurrence which could have a Material Adverse Effect.

(k) Reports to Governmental Agencies and Other Creditors. Upon the written request of the Bank, the Borrowers will promptly deliver to the Bank copies of all such financial reports, statements and returns which any Loan Party has filed with any federal or state department, commission, board, bureau, agency or instrumentality and any report, statement or return delivered by any Loan Party to any supplier or other creditor.

(l) Notice of Proceedings. Promptly upon becoming aware thereof, the Borrowers will give the Bank notice of the commencement, existence or threat of all proceedings by or before any Official Body against or affecting any Loan Party which, if adversely decided, would have a Material Adverse Effect.

(m) Further Information. The Borrowers will promptly furnish to the Bank such other information, and in such form, as the Bank may reasonably request from time to time.

5.02 Preservation of Existence and Franchises.

Each Loan Party and each Subsidiary of each Loan Party will maintain its existence as a corporation and its rights and franchises in full force and effect in its jurisdiction of incorporation. No Loan Party or any of Subsidiary of a Loan Party shall change its jurisdiction of incorporation without the prior written consent of the Bank and each Loan Party and each of Subsidiary of each Loan Party will qualify and remain qualified as a foreign corporation in each jurisdiction in which the failure to receive or retain such qualification would have a Material Adverse Effect.

5.03 Insurance.

The Loan Parties and their Subsidiaries will maintain with financially sound and reputable insurers, insurance with respect to its properties including, but not limited to, the Collateral and against such liabilities, casualties and contingencies and of such types and in such amounts as is satisfactory to the Bank and as is customary in the case of Persons engaged in the same or similar businesses or having similar properties in the same geographic area (including, if required by the Bank, flood insurance). The Borrowers agree to provide the Bank with thirty (30) days advance notice of the modification or termination of any such policy of insurance. The Borrowers shall maintain business interruption insurance and shall keep their properties that are insurable insured against loss or damage by fire, theft, burglary, pilferage, flood, loss in transit and such other hazards as the Bank shall specify, in amounts and under policies issued by insurers acceptable to the Bank, all premiums thereon to be paid by the Borrowers and, upon request of the Bank, such policies and copies thereof shall be delivered to the Bank.

Each insurance policy required by this Section shall name the Bank, its successors and assigns, as additional insured and lender’s loss payee, as applicable, and shall provide (i) that, with respect to the insurance on the Collateral, all proceeds thereunder shall be payable to the Bank, (ii) that such insurance shall not be affected by any act or neglect of the insured or owner of the property described in such policy, and (iii) that such policy and endorsements may not be cancelled or terminated unless at least thirty (30) days prior written notice thereof has been given to the Bank by the insurance carrier.

5.04 Maintenance of Properties.

Each Loan Party and each Subsidiary of a Loan Party will maintain or cause to be maintained in good repair, working order and condition, the properties now or in the future owned, leased or otherwise possessed by each Loan Party and each Subsidiary of a Loan Party and shall make or cause to be made all needful and proper repairs, renewals, replacements and improvements to the properties so that the business carried on in connection with the properties may be properly and advantageously conducted at all times. The Borrowers shall notify the Bank prior to any change in the permanent location of any of the properties or businesses of any Loan Party.

5.05 Payment of Liabilities.

The Loan Parties will, and will cause their Subsidiaries to, pay or discharge:

(a) on or prior to the date on which penalties attach, all taxes, assessments and other governmental charges or levies imposed upon it or any of its properties or income, sales or franchises other than those contested with due diligence, in good faith, without the incurrence of any Lien which would have a Material Adverse Effect and for which the Loan Parties and their Subsidiaries have established sufficient reserves on their books;

(b) on or prior to the date when due, all lawful claims of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons which, if unpaid, might result in the creation of a Lien upon any of their properties other than those contested with due diligence, in good faith, and for which the Loan Parties and their Subsidiaries have established adequate reserves on their books and for which the Loan Parties and their Subsidiaries have put in place adequate bonds or other security to cover the amount of any such Lien;

(c) on or prior to the date when due, all other lawful claims which, if unpaid, might result in the creation of a Lien upon any of their properties other than those contested with due diligence, in good faith, without the incurrence of any Lien which would have a Material Adverse Effect and for which the Loan Parties and their Subsidiaries have established sufficient reserves on their books; and

(d) all other current liabilities so that none is due more than sixty (60) days after the due date for each liability on or prior to the date when due for each liability, except current liabilities which are subject to good faith dispute and as to which the Loan Parties and their Subsidiaries have created adequate reserves on their books.

5.06 Financial Accounting Practices.

Each Loan Party will make and keep books, records and accounts which, in reasonable detail, accurately and fairly reflect its transactions and dispositions of its assets and maintain a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management’s general or specific authorization, (b) transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with GAAP and (ii) to maintain accountability for assets, (c) access to assets is permitted only in accordance with management’s general or specific authorization and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

5.07 Compliance with Laws.

Each Loan Party and each Subsidiary of a Loan Party shall comply in all material respects with all applicable Laws.

5.08 Pension Plans.

The Loan Parties shall (a) keep in full force and effect any and all Plans which are presently in existence or may, from time to time, come into existence under ERISA, unless such Plans can be terminated without material liability to the Loan Parties in connection with such termination; (b) make contributions to all of the Loan Parties’ Plans in a timely manner and in a sufficient amount to comply with the requirements of ERISA; (c) comply with all material requirements of ERISA which relate to such Plans so as to preclude the occurrence of any Reportable Event, Prohibited Transaction (other than a Prohibited Transaction subject to an exemption under ERISA) or material accumulated funding deficiency as such term is defined in ERISA; and (d) notify the Bank immediately upon receipt by the Loan Parties of any notice of the institution of any proceeding or other action which may result in the termination of any Plan. The Loan Parties shall deliver to the Bank, promptly after the filing or receipt thereof, copies of all material reports or notices that such Loan Parties file or receive under ERISA with or from the Internal Revenue Service, the PBGC, or the U.S. Department of Labor.

5.09 Continuation of and Change in Business.

The Loan Parties will continue to engage in the business and activities described in Schedule 3.07 to this Agreement and the Loan Parties will not engage in any other businesses or activities without the prior written consent of the Bank.

5.10 Use of Proceeds.

The Borrowers will use the proceeds of the Loans for the purposes stated in Section 3.16 hereof.

5.11 Lien Searches.

The Bank may, but shall not be obligated to, conduct lien searches of the Borrowers, their Subsidiaries and their assets and properties on an annual basis and at such other times as the Bank, in its sole discretion, may determine to be necessary. The Borrowers shall reimburse the Bank for the Bank’s out-of-pocket costs in connection with such lien searches.

5.12 Further Assurances.

The Borrowers, at their own cost and expense, will cause to be promptly and duly taken, executed, acknowledged and delivered all such further acts, documents and assurances as the Bank may request from time to time in order to carry out the intent and purposes of this Agreement more effectively and the transactions contemplated by this Agreement and to cause the Liens granted under the Security Agreement, the Stock Pledge Agreements, the Patent and Trademark Security Agreement, or any other Loan Document to be, at all times, valid, perfected and enforceable against each Loan Party a party thereto and all third parties. All expenses of such filings and recordings, and refilings and rerecordings, shall be borne by the Borrowers.

5.13 Amendment to Schedules and Representations and Warranties.

Should any of the information or disclosures provided on any of the schedules attached hereto and made a part hereof become incorrect in any material respect, the Borrowers shall promptly provide the Bank in writing with such revisions to such schedule as may be necessary or appropriate to correct the same; provided, however, that no schedule shall be deemed to have been amended, modified or superseded by any such correction relating to or resulting from an act, omission or event that is not otherwise permitted under this Agreement, nor shall any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such schedule be deemed to have been cured thereby, unless and until the Bank, in its sole and absolute discretion, shall have accepted in writing such revisions to such schedule.

5.14 Operating and Depository Accounts.

The Borrowers shall maintain its principal operating and depository accounts with the Bank during the term of this Agreement.

5.15 Guaranty Agreements.

Each Subsidiary of any Borrower created or acquired subsequent to the Closing Date shall execute and deliver to the Bank a Guaranty Agreement in the form of Exhibit 1.01(G) attached hereto and made a part hereof and any Organizational Documents or other instruments as may be deemed reasonably necessary or advisable by the Bank, all in form and substance acceptable by the Bank. The Guarantors shall execute and deliver such Guaranty Agreement and related documents to the Bank within eight (8) Business Days after the date of the acquisition of such Subsidiary or the filing of such Subsidiary’s articles of incorporation, certificate of limited partnership, certificate of organization or other applicable organizational or formation instrument.

5.16 Amendment to Stock Pledge Agreements.

In the event that any Loan Party creates or acquires a Domestic Subsidiary subsequent to the Closing Date, such Loan Party shall execute and deliver to the Bank an amendment to the Stock Pledge Agreement in form and substance satisfactory to the Bank and deliver to the Bank the share certificates, collectively representing such stock pledged, together with a stock transfer power with respect to each such share certificate, duly signed in blank by such Loan Party as transferor. Such Loan Party shall execute and deliver such amendment to the Stock Pledge Agreement and related documents to the Bank within eight (8) Business Days after the date of the acquisition of such Subsidiary or the filing of such Subsidiary’s articles of incorporation, certificate of limited partnership, certificate of organization or other applicable organizational or formation instrument.

5.17 Acquisitions.

On or prior to the date of any Acquisition by any Loan Party or any Subsidiary of any Loan Party, such Loan Party or Subsidiary of such Loan Party shall deliver to the Bank (i) at least thirty (30) days advance written notice of any such Acquisition, (ii) historical financial information with respect to such Acquisition, (iii) summary documentation in form substantially similar to that provided to the Loan Party’s board of directors with respect to such Acquisition, (iv) at least three (3) Business Days prior to any such Acquisition, pro forma financial information and a certificate from the President or Chief Financial Officer of such Loan Party which certifies that immediately after giving effect to such Acquisition, (A) such Loan Party and its Subsidiaries are, and shall continue to be, on a pro forma basis, in compliance with all financial covenants set forth in Section 5.18 of this Agreement, and (B) Undrawn Availability shall not be less than Five Million and 00/100 Dollars ($5,000,000.00), and (v) such other information reasonably requested by the Bank with respect to the Acquisition.

5.18 Financial Covenants.

The following financial covenants with respect to the Borrowers and their Subsidiaries on a Consolidated basis shall apply:

(a) Minimum Tangible Net Worth. The Borrowers shall at all times maintain Tangible Net Worth in an amount greater than or equal to Base Net Worth.

(b) Leverage Ratio. The Borrowers shall at all times maintain a Leverage Ratio of less than 2.0 to 1.0 for the period equal to the twelve (12) consecutive calendar months then ending.

(c) Interest Coverage Ratio. The Borrowers shall maintain an Interest Coverage Ratio of not less than 3.0 to 1.0 as of December 31, 2008 for the period equal to the twelve (12) consecutive calendar months then ending and as of the end of each calendar month thereafter for the period equal to the twelve (12) consecutive calendar months then ending.

5.19 Subsidiary Joinder.

Each Subsidiary of a Borrower that subsequent to the Closing Date generates gross revenue for any fiscal year in a dollar amount equal to or greater than ten percent (10%) of the Consolidated gross revenue of the Borrowers and their Subsidiaries as reflected in the Borrowers’ and their Subsidiaries’ Consolidated financial statements delivered pursuant to Section 5.01(a) shall execute and deliver to the Bank (a) a Joinder in form and content satisfactory to the Bank, pursuant to which it shall join as a Loan Party this Agreement and any other applicable Loan Document (other than the Note) to which the Borrower is a party, (b) an amended and restated Note including such Subsidiary as a party, (c) such corporate governance and authorization documents as may be deemed reasonably necessary or advisable by the Bank, and (d) any other documents and instruments as may be deemed reasonably necessary or advisable by the Bank, all in form and substance acceptable to the Bank. Such Borrower shall execute and deliver such Joinder and related documents to the Bank within ten (10) Business Days after the delivery of the Consolidated financial statements pursuant to Section 5.01(a). Notwithstanding the foregoing, any Subsidiary of a Borrower which is a Foreign Subsidiary that subsequent to the Closing Date generates gross revenue for any fiscal year in a dollar amount equal to or greater than ten percent (10%) of the Consolidated gross revenue of the Borrowers and their Subsidiaries as reflected in the Borrowers’ and their Subsidiaries’ Consolidated financial statements delivered pursuant to Section 5.01(a) shall not be required to execute a Joinder, if the execution of a Joinder would cause material adverse tax consequences to the applicable Borrower under Section 956 of the Internal Revenue Code as demonstrated to the reasonable satisfaction of the Bank; provided, however the Required Pledge Amount of the ownership interests in such Foreign Subsidiary held by any Borrower shall be pledged to the Bank pursuant to a Stock Pledge Agreement.

ARTICLE VI

NEGATIVE COVENANTS

The Borrowers covenant to Bank, on behalf of themselves and each of their Subsidiaries, as follows:

6.01 Liens.

No Borrower or any Subsidiary of a Borrower shall at any time create, incur, assume or suffer to exist any Lien on any of its assets or property, tangible or intangible (including capital stock or other equity interests of a Borrower or any Subsidiary of a Borrower), now owned or hereafter acquired, or agree to become liable to do so, except:

(a) Liens existing on the Closing Date and described in Schedule 6.01 to this Agreement;

(b) Liens in favor of the Bank;

(c) Liens securing Indebtedness permitted under Section 6.02(b) of this Agreement;

(d) Liens arising from taxes, assessments, charges, levies or claims described in Section 5.05 of this Agreement that are not yet due;

(e) pledges or deposits under worker’s compensation, unemployment insurance and social security laws, or in connection with or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases or to secure statutory obligations, surety or appeal bonds or other pledges or deposits of like nature used in the ordinary course of business;

(f) any unfiled materialmen’s, mechanic’s, workmen’s, and repairmen’s Liens arising in the ordinary course of business in respect of obligations that are not overdue (provided, that if such a Lien shall be perfected, it shall be discharged of record immediately by payment, bond or otherwise);

(g) Capitalized Lease Obligations or Purchase Money Security Interests to secure Indebtedness permitted under Section 6.02(d); provided, however, that such Liens shall be limited solely to the equipment purchased with the proceeds of such Indebtedness;

(h) (A) Encumbrances consisting of zoning restrictions, easements, rights-of-way, or other restrictions on the use of real property, (B) defects in title to real property, and (C) Liens, encumbrances and title defects affecting real property not known by the Loan Parties or any Subsidiary of a Loan Party, as applicable, and not discoverable by a search of the public records, none of which materially impairs the use of such property;

(i) (A) Liens on assets of a Person which is merged into or acquired by a Borrower or a Subsidiary of a Borrower on or after the date of this Agreement, and (B) Liens on assets acquired after the date of this Agreement; provided that (x) such Liens existed at the time of such merger or acquisition and were not created in anticipation thereof, (y) no such Lien spreads to cover any property or assets of the Borrowers or any Subsidiary of the Borrowers; and (z) the principal amount of Indebtedness secured thereby is not increased from the amount outstanding immediately prior to such merger or acquisition;

(j) Liens created by or resulting from any litigation or legal proceedings which are currently being contested in good faith by appropriate and lawful proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made and Liens arising out of judgments or orders for the payment of money which do not constitute an Event of Default hereunder;

(k) Other Liens incidental to the conduct of the Borrowers’ or any Subsidiary’s business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not in the aggregate materially detract from the value of the Borrowers’ or any Subsidiaries’ property or assets or which do not materially impair the use thereof in the operation of the Borrowers’ business;

(l) Leases or subleases not otherwise prohibited by this Agreement; provided, however, except as set forth in items (a) through (j) of this Section 6.01 no Borrower shall permit or authorize Liens on any of the Borrowers’ or any of its Subsidiaries’ properties, except in favor of the Bank for the benefit of the Bank; and

(m) Liens securing Indebtedness of a non-domestic Subsidiary which Indebtedness is permitted hereunder; provided that such Lien encumbers only the assets of the Subsidiary incurring such Indebtedness.

6.02 Indebtedness.

No Borrower or any Subsidiary of a Borrower shall at any time, create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under this Agreement, the Notes or any other Loan Document or any other document, instrument or agreement between a Loan Party and the Bank;

(b) Indebtedness existing on the Closing Date and described in Schedule 6.02 to this Agreement (including any extensions or renewals thereof; provided that there is no increase in the amount thereof or other significant adverse change in the terms thereof);

(c) Current accounts payable, accrued expenses and other expenses arising out of transactions (other than borrowing) in the ordinary course of business;

(d) Capitalized Lease Obligations or Indebtedness secured by Purchase Money Security Interests arising after the date of this Agreement for purchases or leases of equipment in the ordinary course of business and in amounts which shall not exceed One Million and 00/100 Dollars ($1,000,000.00) in the aggregate at any time; and

(e) Indebtedness incurred in connection with Sections 6.01(i) and 6.01(m) above.

6.03 Guarantees and Contingent Liabilities.

Except for the Guaranty Agreements and except as otherwise set forth in Section 6.02 hereof, no Loan Party nor any Subsidiary of a Loan Party shall at any time directly or indirectly become or be liable in respect of any Guaranty, or assume, guarantee, become surety for, endorse or otherwise agree, become or remain directly or contingently liable upon or with respect to any obligation or liability of any other Person.

6.04 Loans and Investments.

No Loan Party nor any Subsidiary of a Loan Party shall at any time make or suffer to remain outstanding any loan or advance to, or purchase, acquire, or own any stock, bonds, notes or securities of, or any partnership interest (whether general or limited) or limited liability company interest in, or any other investment or interest in, or make any capital contribution or loan to, any other Person (other than a Subsidiary), or agree, become or remain liable to do any of the foregoing, except (a) loans and investments existing on the Closing Date and set forth on Schedule 6.04 attached to this Agreement; (b) investments in Cash Equivalents; (c) trade credit extended on usual and customary terms in the ordinary course of business; (d) loans and advances to employees, officers, managers, directors, members or shareholders of a Loan Party in the ordinary course of business to meet expenses incurred by such Persons in the ordinary course of business (including, without limitation, relocation expenses) which shall not exceed Fifty Thousand and 00/100 Dollars ($50,000.00) in the aggregate for all such loans at any one time outstanding; (e) loans, advances and investments in other Borrowers; (f) mergers and consolidations permitted under Section 6.11 hereof; and (g) Acquisitions permitted under Section 6.12 hereof.

6.05 Distributions.

Except for Stock Repurchases and Acquisitions permitted pursuant to Section 6.12 hereof, no Borrower or any Subsidiary of a Borrower will declare, make, pay or agree, become or remain liable to make or pay, any Distribution of any nature (whether in cash, property, securities or otherwise) on account of or in respect of any shares of capital stock of any Borrower or any Subsidiary of a Borrower or on account of the purchase, redemption, retirement or acquisition of any shares of capital stock (or warrants, options or rights for any such share) of any Borrower or any Subsidiary of a Borrower. No Subsidiary of a Borrower shall enter into any agreement with any Person (other than the Bank) which prohibits or limits the ability of such Subsidiary to make any Distribution to a Borrower that is a shareholder of such Subsidiary.

6.06 Leases.

No Borrower or any Subsidiary of a Borrower will at any time enter into or suffer to remain in effect any agreement to lease, as lessee, any real or personal property, except:

(a) Lease Obligations with respect to Operating Leases of real property entered into in the ordinary course of business of the Borrowers in monthly aggregate amounts that do not exceed Seventy-Five Thousand and 00/100 Dollars ($75,000.00) per month;

(b) leases existing on the Closing Date and described on Schedule 6.06 to this Agreement;

(c) Lease Obligations with respect to Operating Leases of personal property entered into in the ordinary course of business of the Borrowers in monthly aggregate amounts that do not exceed Twenty-Five Thousand and 00/100 Dollars ($25,000.00) per month; and

(d) Capitalized Lease Obligations permitted pursuant to Section 6.02(d) hereof.

6.07 Self-Dealing.

No Borrower or any Subsidiary of a Borrower shall enter into or carry out any transaction (including, without limitation, purchasing property or services from or selling property or services to) with any Affiliate except:

(a) officers, directors, shareholders and employees of a Borrower or a Subsidiary of a Borrower may render services to a Borrower or such Subsidiary of a Borrower, as the case may be, for compensation at substantially the same or better rates generally paid by third parties engaged in the same or similar businesses for the same or similar services; and

(b) subject to the terms of this Agreement, the Borrowers and their Subsidiaries may enter into and carry out other transactions with Affiliates if in the ordinary course of such Borrower’s or such Subsidiary’s business, as the case may be, pursuant to the reasonable requirements of such Borrower’s or Subsidiary’s business, as the case may be, upon terms that are fair and reasonable and no less favorable to such Borrower or such Subsidiary than such Borrower or such Subsidiary would obtain in a comparable arm’s length transaction.

6.08 Disposition of Assets.

No Borrower or any Subsidiary of a Borrower shall sell, convey, pledge, assign, lease (except for leases entered into in the ordinary course of business), abandon or otherwise transfer or dispose of, voluntarily or involuntarily (any of the foregoing being referred to in this Section 6.08 as a transaction and any set of related transactions constituting but a single transaction) any of its properties or assets whether tangible or intangible (including, but not limited to, shares of capital stock or other equity interest, as the case may be, of a Borrower or Subsidiary of a Borrower or the Collateral or any portion thereof), except:

(a) any sale, transfer or disposition of surplus, obsolete or worn out equipment by any Borrower or a Subsidiary of any Borrower;

(b) any sale, transfer or lease of inventory by any Borrower or any Subsidiary of any Borrower in the ordinary course of business;

(c) any sale, transfer or lease of assets by any Subsidiary of the Borrowers to a Borrower or any other Subsidiary of the Borrowers or by any Borrower to any Subsidiary of any Borrower; or

(d) any sale, transfer or lease of assets, other than those specifically excepted pursuant to clauses (a) through (c) above; provided that (i) the aggregate value of all assets sold by the Borrowers and their Subsidiaries shall not exceed, in any fiscal year, ten percent (10%) of the reported Consolidated total assets of the Borrowers and their Subsidiaries as of the end of the immediately preceding fiscal year, (ii) such sale, transfer or lease of assets is preceded by delivery to the Bank at least three (3) Business Days before such sale, transfer or lease, of a certificate which (1) states such sale, transfer or lease will not violate any covenant of this Agreement, and (2) establishes that, on a pro forma basis after taking into account such sale, transfer or lease, the Borrowers are in compliance with the financial covenants set forth in Section 5.18.

6.09 Continuation of or Change in Business.

Each Borrower and each Subsidiary of each Borrower will continue to engage in its business substantially in the manner conducted as of the Closing Date and shall not engage in any other business without the prior written consent of the Bank, which consent shall not be unreasonably withheld.

6.10 Margin Stock.

No Borrower or Subsidiary of a Borrower will use the proceeds of any Loan, directly or indirectly, to purchase any “margin stock” (within the meaning of Regulations U, G, T or X of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying, directly or indirectly, any margin stock.

6.11 Merger; Consolidation.

The Borrowers shall not, and shall not permit any Subsidiary of a Borrower to, merge, dissolve, liquidate or wind-up its affairs, or become a party to any merger, consolidation or other business combination regardless of whether the value of the consideration paid or received is comprised of cash, common or preferred stock or other equity interests, or other assets, or sell, lease, transfer, or otherwise dispose of all or substantially all of its assets; provided, however, that:

(a) any Subsidiary of a Borrower may consolidate or merge into any Borrower if such Borrower is the surviving Person;

(b) any Subsidiary of a Borrower may consolidate or merge into another Subsidiary of a Borrower;

(c) any Subsidiary of a Borrower may sell, lease, transfer or otherwise dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to any Borrower or another Subsidiary of a Borrower; and

(d) any Borrower or any Subsidiary of a Borrower may consolidate or merge with any Person; provided that (i) if a Borrower is a party to such merger or consolidation, such Borrower is the surviving Person, (ii) no Event of Default or Potential Default shall exist prior to such consolidation or merger and no Event of Default or Potential Default shall occur or exist as a result of such consolidation or merger, (iii) at least three (3) Business Days prior to any such consolidation or merger, the Borrowers shall deliver to the Bank pro forma financial information and a certificate from the President or Chief Financial Officer of MHI certifying that, immediately after giving effect to such consolidation or merger, (A) the Borrowers are, and shall continue to be, on a pro forma basis, in compliance with all financial covenants set forth in Section 5.18 of this Agreement, and (B) Undrawn Availability shall not be less than Five Million and 00/100 Dollars ($5,000,000.00), and (iv) the consolidation or merger shall not be contested by such Person and shall be approved by such Person’s board of directors or other governing body.

6.12 Acquisitions.

No Borrower or any Subsidiary of a Borrower shall make an Acquisition unless each of the following conditions are satisfied: (a) no Event of Default or Potential Default shall exist prior to such Acquisition and no Event of Default or Potential Default shall occur or exist as a result of such Acquisition, (b) the Acquisition shall not be contested by such Person and shall be approved by such Person’s board of directors or other governing body, (c) the purchase price for such Acquisition does not exceed Ten Million and 00/100 Dollars ($10,000,000.00), and (d) at least three (3) Business Days prior to any Acquisition, the Borrowers shall deliver to the Bank pro forma financial information and a certificate from the President or Chief Financial Officer of MHI certifying that immediately after giving effect to such Acquisition, (i) the Borrowers and their Subsidiaries are, and shall continue to be, on a pro forma basis, in compliance with all financial covenants set forth in Section 5.18 of this Agreement, and (ii) Undrawn Availability shall not be less than Five Million and 00/100 Dollars ($5,000,000.00).

6.13 Change of Control.

MHI shall not experience a Change of Control.

6.14 Double Negative Pledge.

No Borrower or any Subsidiary of a Borrower shall enter into or suffer to exist any agreement with any Person, other than in connection with this Agreement, which prohibits or limits the ability of a Borrower or a Subsidiary of a Borrower to create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of any kind, real or personal, tangible or intangible (including, but not limited to, the capital stock or other equity interest, as the case may be) of such Borrower or Subsidiary of a Borrower.

6.15 Sale/Leaseback.

No Borrower or any Subsidiary of a Borrower shall enter into any agreement with any party (“Lender”) to provide for the leasing by such Borrower or such Subsidiary of a Borrower of real or personal property which has been or is to be sold or transferred by a Borrower to such Lender, or to any Person to whom funds have been or will be advanced by such Lender on the security of such property or the rental obligations of such Borrower or Subsidiary of a Borrower with respect to such property.

6.16 Modifications to Material Documents.

No Loan Party shall amend in any manner materially adverse to the Bank, (a) its Organizational Documents or (b) the terms of any contracts, in either case without the prior written consent of the Bank, which consent shall not be unreasonably withheld.

6.17 Anti-Terrorism Laws.

No Loan Party or any of its Affiliates or agents shall conduct any business or engage in any transaction or dealing with any Blocked Person, including making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224, the USA Patriot Act or any other Anti-Terrorism Law. The Loan Parties shall deliver to the Bank any certification or other evidence requested from time to time by the Bank in its sole discretion, confirming to the Loan Parties’ knowledge the Loan Parties’ compliance with this Section 6.17.

ARTICLE VII

DEFAULTS

7.01 Events of Default.

An Event of Default means the occurrence or existence of one or more of the following events or conditions (whatever the reason for such Event of Default and whether voluntary, involuntary or effected by operation of Law):

(a) The Borrowers shall fail to pay principal or interest on any of the Loans or any fee or amount payable pursuant to this Agreement, the Notes or any of the other Loan Documents on the due date thereof; or

(b) Any representation or warranty made by a Borrower under this Agreement or any of the other Loan Documents or any statement made by any Loan Party or any Subsidiary of any Loan Party in any financial statement, certificate, report, exhibit or document furnished by the Loan Parties to the Bank pursuant to this Agreement or the other Loan Documents shall prove to have been false or misleading in any material respect as of the time made; or

(c) Any Loan Party shall default in the performance or observance of any covenant, agreement or duty under this Agreement, any Note or any other Loan Document or any agreement between the Bank (including any affiliate of the Bank) and such Loan Party; or

(d) The Bank’s security interests and Liens under the Security Agreement, the Patent and Trademark Security Agreement, the Stock Pledge Agreements, or any of the other Loan Documents is or shall become unperfected; or

(e) Any Loan Party or any Subsidiary of a Loan Party shall (i) default (as principal or guarantor or other surety) in any payment of principal of or interest on any obligation (or set of related obligations) for borrowed money in excess of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) beyond any period of grace with respect to the payment or, if any obligation (or set of related obligations) for borrowed money in excess of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) is or are payable or repayable on demand, fail to pay or repay such obligation or obligations when demanded, or (ii) default in the observance of any other covenant, term or condition contained in any agreement or instrument by which an obligation (or set of related obligations) is or are created, secured or evidenced, if the effect of such default is to cause, or commit the holder or holders of such obligation or obligations (or a trustee or agent on behalf of such holder or holders) to cause, all or part of such obligation or obligations to become due before its or their otherwise stated maturity; or

(f) One or more judgments for the payment of money in an aggregate uninsured amount in excess of Five Hundred Thousand and 00/100 Dollars ($500,000.00) shall have been entered against any Loan Party or any Subsidiary of a Loan Party or any of their respective properties, which shall have remained undischarged or unstayed for a period of thirty (30) consecutive days; or

(g) A writ or warrant of attachment, garnishment, execution, distraint or similar process involving an aggregate amount of money in excess of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) shall have been issued against any Loan Party, any Subsidiary of a Loan Party or any of their properties, which shall have remained undischarged or unstayed for a period of thirty (30) consecutive days; or

(h) The indictment or threatened indictment of any Loan Party or any Subsidiary of a Loan Party under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against any Loan Party or any Subsidiary of a Loan Party pursuant to which statute or proceedings the penalties or remedies sought include forfeiture of any of the property of such Loan Party or Subsidiary of any Loan Party; or

(i) The Bank shall have determined in good faith (which determination shall be conclusive) that a Material Adverse Change has occurred or that the prospect of payment or performance of any covenant, agreement or duty under this Agreement, the Notes or the other Loan Documents is impaired or that the Bank is insecure; or

(j) (i) A Termination Event with respect to a Plan shall occur, (ii) any Person shall engage in any Prohibited Transaction or Reportable Event involving any Plan, (iii) an accumulated funding deficiency, whether or not waived, shall exist with respect to any Plan, (iv) the Borrowers or any ERISA Affiliate shall be in “Default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments due to a multi-employer Plan resulting from the Borrower’s or any ERISA Affiliate’s complete or partial withdrawal (as described in Section 4203 or 4205 of ERISA) from such Plan or (v) any other event or condition shall occur or exist with respect to a single employer Plan, except that no such event or condition shall constitute an Event of Default if it, together with all other events or conditions at the time existing, would not subject the Borrowers or any of their Subsidiaries to any tax, penalty, debt or liability which, alone or in the aggregate, would have a Material Adverse Effect; or

(k) A proceeding shall be instituted and shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive days in respect of any Loan Party or any Subsidiary of a Loan Party;

(i) seeking to have an order for relief entered in respect of such Loan Party or such Subsidiary, or seeking a declaration or entailing a finding that the such Loan Party or such Subsidiary is insolvent or a similar declaration or finding, or seeking dissolution, winding-up, charter revocation or forfeiture, liquidation, reorganization, arrangement, adjustment, composition or other similar relief with respect to such Loan Party or such Subsidiary, its assets or debts under any Law relating to bankruptcy, insolvency, relief of debtors or protection of creditors, termination of legal entities or any other similar Law now or hereinafter in effect; or

(ii) seeking appointment of a receiver, trustee, custodian, liquidator, assignee, sequestrator or other similar official for any Loan Party or any Subsidiary of a Loan Party or for all or any substantial part of its property; or

(l) Any Loan Party or any Subsidiary of a Loan Party shall become insolvent; shall become generally unable to pay its debts as they become due; shall voluntarily suspend transaction of its business; shall make a general assignment for the benefit of creditors; shall institute a proceeding described in Section 7.01(k)(i) of this Agreement or shall consent to any order for relief, declaration, finding or relief described in Section 7.01(k)(i) of this Agreement; shall institute a proceeding described in Section 7.01(k)(ii) of this Agreement or shall consent to the appointment or to the taking of possession by any such official of all or any substantial part of its property whether or not any proceeding is instituted; shall dissolve, wind-up or liquidate itself or any substantial part of its property (unless otherwise permitted hereunder); or shall take any action in furtherance of any of the foregoing.

7.02 Consequences of an Event of Default.

(a) If an Event of Default specified in subsections (b) through (j) of Section 7.01 of this Agreement occurs and continues or exists, the Bank will be under no further obligation to make Loans or issue Letters of Credit and may at its option (i) demand the unpaid principal amount of the Notes, interest accrued on the unpaid principal amount thereof and all other amounts owing by the Borrowers under this Agreement, the Notes and the other Loan Documents to be immediately due and payable without presentment, protest or further demand or notice of any kind, all of which are expressly waived, and an action for any amounts due shall accrue immediately; and (ii) require the Borrowers to, and the Borrowers shall thereupon, deposit in a non-interest bearing account with the Bank, as cash collateral for its obligations under the Loan Documents, an amount equal to one hundred five percent (105%) of the Letter of Credit Reserve, and the Borrowers hereby pledge to the Bank, and grant to the Bank a security interest in, all such cash as security for such obligations of the Borrowers.

(b) If an Event of Default specified in subsections (a), (l) or (m) of Section 7.01 of this Agreement occurs and continues or exists, the Bank will be under no further obligation to make Loans or issue Letters of Credit and the unpaid principal amount of the Notes, interest accrued thereon and all other amounts owing by the Borrowers under this Agreement, the Notes and the other Loan Documents shall automatically become immediately due and payable without presentment, demand, protest or notice of any kind, all of which are expressly waived, and an action for any amounts due shall accrue immediately.

7.03 Set-Off.

If the unpaid principal amount of the Notes, interest accrued on the unpaid principal amount thereof or other amount owing by the Borrowers under this Agreement, the Notes or the other Loan Documents shall have become due and payable (at maturity, by acceleration or otherwise), the Bank, any assignee of the Bank and the holder of any participation in any Loan will each have the right, in addition to all other rights and remedies available to it, without notice to the Borrowers, to set-off against and to appropriate and apply to such due and payable amounts any Debt owing to, and any other funds held in any manner for the account of, any Borrower by the Bank or by such holder including, without limitation, all funds in all deposit accounts (whether time or demand, general or special, provisionally credited or finally credited, or otherwise) now or in the future maintained by any Borrower with the Bank or such holder. Each Borrower consents to and confirms the foregoing arrangements and confirms the Bank’s rights, such assignee’s rights and such holder’s rights of banker’s lien and set-off. Nothing in this Agreement will be deemed a waiver or prohibition of or restriction on the Bank’s rights, such assignee’s rights or any such holder’s rights of banker’s lien or set-off.

7.04 Other Remedies.

The remedies in this Article VII are in addition to, not in limitation of, any other right, power, privilege or remedy, either at law, in equity or otherwise, to which the Bank may be entitled.

ARTICLE VIII

MISCELLANEOUS

8.01 Business Days.

Except as otherwise provided in this Agreement, whenever any payment or action to be made or taken under this Agreement, or under any Note or under any of the other Loan Documents is stated to be due on a day which is not a Business Day, such payment or action will be made or taken on the next following Business Day and such extension of time will be included in computing interest or fees, if any, in connection with such payment or action.

8.02 Amendments and Waivers.

The Bank and the Borrowers may from time to time enter into agreements amending, modifying or supplementing this Agreement, the Notes or any other Loan Document or changing the rights of the Bank or of the Borrowers under this Agreement, under the Notes or under any other Loan Document and the Bank may from time to time grant waivers or consent to a departure from the due performance of the obligations of the Borrowers under this Agreement, under the Notes or under any other Loan Document. Any such agreement, waiver or consent must be in writing and will be effective only to the extent specifically set forth in such writing. In the case of any such waiver or consent relating to any provision of this Agreement, any Event of Default or Potential Default so waived or consented to will be deemed to be cured and not continuing, but no such waiver or consent will extend to any other or subsequent Event of Default or Potential Default or impair any right consequent thereto.

8.03 No Implied Waiver; Cumulative Remedies.

No course of dealing and no delay or failure of the Bank in exercising any right, power or privilege under this Agreement, the Notes or any other Loan Document will affect any other or future exercise of any such right, power or privilege or exercise of any other right, power or privilege except as and to the extent that the assertion of any such right, power or privilege shall be barred by an applicable statute of limitations; nor shall any single or partial exercise of any such right, power or privilege or any abandonment or discontinuance of steps to enforce such a right, power or privilege preclude any further exercise of such right, power or privilege or of any other right, power or privilege. The rights and remedies of the Bank under this Agreement, the Notes or any other Loan Document are cumulative and not exclusive of any rights or remedies that the Bank would otherwise have.

8.04 Notices.

All notices, requests, demands, directions and other communications (collectively “Notices”) under the provisions of this Agreement or the Notes must be in writing (including facsimile communication) unless otherwise expressly permitted under this Agreement and must be sent by first-class or first-class express mail, private overnight or next Business Day courier or by facsimile with confirmation in writing mailed first class, in all cases with charges prepaid, and any such properly given Notice will be effective when received, except that notices received by facsimile after 4:00 p.m. on a Business Day shall be deemed to be received on the next succeeding Business Day. All Notices will be sent to the applicable party at the addresses stated below or in accordance with the last unrevoked written direction from such party to the other parties.

If to the Loan Parties:	Jack Cronin
Chief Financial Officer
Mastech Holdings, Inc.
Suite 500
1000 Commerce Drive
Pittsburgh, Pennsylvania 15275
Fax: 412-774-2412

and copy to:	Joel P. Dennison, Esquire
Reed Smith LLP
435 Sixth Avenue
Pittsburgh, Pennsylvania 15219
Fax: 412-288-3063

If to Bank:	Scott D. Colcombe
Vice President
PNC Bank, National Association
One PNC Plaza
249 Fifth Avenue
Pittsburgh, Pennsylvania 15222
Fax: 412-705-3232

and copy to:	Sean M. Girdwood, Esquire
Thorp Reed & Armstrong, LLP
One Oxford Centre
301 Grant Street, 14th Floor
Pittsburgh, Pennsylvania 15219-1425
Fax: 412-394-2555

8.05 Expenses; Taxes; Attorneys Fees.

The Borrowers agree to pay or cause to be paid and to save the Bank harmless against liability for the payment of all reasonable out-of-pocket expenses including, but not limited to, reasonable fees and expenses of both internal and external counsel and paralegals for the Bank, incurred by the Bank from time to time (i) arising in connection with the preparation, execution, delivery and performance of this Agreement, the Notes and the other Loan Documents, (ii) relating to any requested amendments, waivers or consents to this Agreement, the Notes or any of the other Loan Documents and (iii) arising in connection with the Bank’s enforcement or preservation of rights under this Agreement, the Notes or any of the other Loan Documents including, but not limited to, such expenses as may be incurred by the Bank in the collection of the outstanding principal amount of the Loans. The Borrowers agree to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or in the future determined in good faith by the Bank to be payable in connection with this Agreement, the Notes or any other Loan Document. The Borrowers agree to save the Bank harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions. In the event of a determination adverse to the Borrowers of any action at Law or suit in equity in relation to this Agreement, the Notes or the other Loan Documents, the Borrowers will pay, in addition to all other sums which the Borrowers may be required to pay, a reasonable sum for attorneys’ and paralegals’ fees incurred by the Bank or the holder of any Note in connection with such action or suit. All payments due from the Borrowers under this Section will be added to and become part of the Debt until paid in full.

8.06 Severability.

The provisions of this Agreement are intended to be severable. If any provision of this Agreement is held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability of the provision in any other jurisdiction or the remaining provisions of this Agreement in any jurisdiction.

8.07 Governing Law; Consent to Jurisdiction.

This Agreement will be deemed to be a contract under the Laws of the Commonwealth of Pennsylvania and for all purposes shall be governed by and construed and enforced in accordance with the substantive Laws, and not the Laws of conflicts, of said Commonwealth. The Borrowers consent to the exclusive jurisdiction and venue of the federal and state courts located in Allegheny County, Pennsylvania, in any action on, relating to or mentioning this Agreement, the Notes, the other Loan Documents or any one or more of them.

8.08 Prior Understandings.

This Agreement, the Notes and the other Loan Documents supersede all prior understandings and agreements, whether written or oral, among the parties relating to the transactions provided for in this Agreement, the Notes and the other Loan Documents.

8.09 Duration; Survival.

All representations and warranties of the Borrowers contained in this Agreement or made in connection with this Agreement or any of the other Loan Documents shall survive the making of and will not be waived by the execution and delivery of this Agreement, the Notes or the other Loan Documents, by any investigation by the Bank, or the making of any Loan or issuance of any Letter of Credit. Notwithstanding termination of this Agreement or the occurrence of an Event of Default, all covenants and agreements of the Borrowers will continue in full force and effect from and after the date of this Agreement so long as the Borrowers may borrow under this Agreement and until payment in full of the Notes, interest thereon, and all fees and other obligations of the Borrowers under this Agreement or the Notes. Without limitation, it is understood that all obligations of the Borrowers to make payments to or indemnify the Bank will survive the payment in full of the Notes and of all other obligations of the Borrowers under this Agreement, the Notes and the other Loan Documents.

8.10 Counterparts.

This Agreement may be executed in any number of counterparts and by the different parties to this Agreement on separate counterparts each of which, when so executed, will be deemed an original, but all such counterparts will constitute but one and the same instrument.

8.11 Successors and Assigns; Termination.

(a) This Agreement will be binding upon and inure to the benefit of the Bank, the Borrowers and their respective successors and assigns, except that no Borrower may assign or transfer any of its rights under this Agreement without the prior written consent of the Bank. The Borrowers may terminate this Agreement at any time upon ten (10) Business Days’ prior written notice and the final, unconditional payment in full in cash or other immediately available funds of the Debt (other than inchoate indemnification obligations).

(b) The termination of this Agreement shall not affect any Borrower’s or the Bank’s rights, or any of the Debt having its inception prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights or interests created or Debt have/has been fully and indefeasibly paid, disposed of, concluded or liquidated. The security interests, Liens and rights granted to the Bank hereunder and under the other Loan Documents and the financing statements filed in connection with this Agreement and the other Loan Documents shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that Borrowers’ Loan Account may from time to time be temporarily in a zero (0) or credit position, until all of the Debt (other than inchoate indemnification obligations) of each Loan Party shall have been indefeasibly paid and performed in full after the termination of this Agreement or each Loan Party has furnished the Bank with an indemnification satisfactory to the Bank with respect thereto. Accordingly, each Loan Party waives any rights which it may have under the Uniform Commercial Code to demand the filing of termination statements with respect to the Collateral, and the Bank shall not be required to send such termination statements to each Loan Party, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Debt shall have been indefeasibly paid in full in immediately available funds. All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until all Debt is indefeasibly paid and performed in full (other than inchoate indemnification obligations).

8.12 No Third Party Beneficiaries.

The rights and benefits of this Agreement and the other Loan Documents are not intended to, and shall not, inure to the benefit of any third party.

8.13 Participation and Assignment.

The Bank may from time to time participate, sell or assign all or any part of the Loans made by the Bank or which may be made by the Bank, or its right, title and interest in the Loans or in or to this Agreement, to another lending office, lender or financial institution. Except to the extent otherwise required by the context of this Agreement, the word “Bank” where used in this Agreement means and includes any holder of a Note originally issued to the Bank and each such holder of a Note will be bound by and have the benefits of this Agreement, the same as if such holder had been a signatory to this Agreement. In connection with any such sale, assignment or grant of participation, the Bank may make available to any prospective purchaser, assignee or participant any information relative to the Borrowers in the Bank’s possession; provided such prospective purchaser, assignee, or participant agrees to hold such information in confidence.

8.14 Exhibits.

All exhibits and schedules attached to this Agreement are incorporated and made a part of this Agreement.

8.15 Headings.

The section headings contained in this Agreement are for convenience only and do not limit or define or affect the construction or interpretation of this Agreement in any respect.

8.16 Indemnity.

In addition to the payment of expenses pursuant to Section 8.05 hereof, whether or not the transactions contemplated hereby shall be consummated, the Borrowers agree to indemnify, pay and hold the Bank and the officers, directors, employees, agents, consultants, auditors, affiliates and attorneys of the Bank (collectively called the “Indemnitees”), harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto) that is imposed on, incurred by, or asserted against that Indemnitee, in any manner relating to or arising out of this Agreement or the other Loan Documents, the consummation of the transactions contemplated by this Agreement, the statements contained in the commitment letters, if any, delivered by the Bank, the Bank’s agreement to make the Loans or issue Letters of Credit hereunder, the use or intended use of the proceeds of any of the Loans or the exercise of any right or remedy hereunder or under any of the other Loan Documents, any error, failure or delay in the performance of any of the Bank’s obligations under this Agreement caused by natural disaster, fire, war, strike, civil unrest, error or inoperability of communication equipment or lines or any other circumstances beyond the control of the Bank or actions taken by the Bank which were reasonably believed by the Bank to be taken pursuant to this Agreement including, but not limited to, actions taken by the Bank to amend or cancel any funds transfer instructions or any decision by the Bank to effect or not to effect the transfer as provided in this Agreement, or any other such action taken by the Bank in good faith pursuant to its responsibilities under this Agreement (the “Indemnified Liabilities”); provided, however, that the Borrowers shall have no obligation to an Indemnitee hereunder with respect to Indemnified Liabilities arising from the gross negligence, bad faith or willful misconduct of that or another Indemnitee as finally determined by a court of competent jurisdiction.

8.17 Limitation of Liability.

To the fullest extent permitted by Law, no claim may be made by any Loan Party against the Bank or any affiliate, director, officer, employee, attorney or agent of the Bank for any special, incidental, consequential or punitive damages in respect of any claim arising from or relating to this Agreement or any other Loan Document or any statement, course of conduct, act, omission or event occurring in connection herewith or therewith (whether for breach of contract, tort or any other theory of liability). Each Loan Party hereby waives, releases and agrees not to sue upon any claim for any such damages, whether such claim presently exists or arises hereafter and whether or not such claim is known or is suspected to exist in its favor. This Section 8.17 shall not limit any rights of the Loan Parties arising solely out of gross negligence, bad faith or willful misconduct of the Bank Indemnities as finally determined by a court of competent jurisdiction.

8.18 Confidentiality.

(a) General. The Bank agrees to keep confidential all information obtained from a Loan Party which is nonpublic and confidential or proprietary in nature (including any information such Loan Party specifically designates as confidential), except as provided below, and to use such information only in connection with this Agreement and for the purposes contemplated hereby. The Bank shall be permitted to disclose such information (i) to outside legal counsel, accountants and other professional advisors who need to know such information in connection with the administration and enforcement of this Agreement, subject to agreement of such Persons to maintain the confidentiality, (ii) to assignees and participants as contemplated by Section 8.13, and prospective assignees and participants, (iii) to the extent requested by any bank regulatory authority or, with notice to the Loan Parties, as otherwise required by applicable Law or by any subpoena or similar legal process, or in connection with any investigation or proceeding arising out of the transactions contemplated by this Agreement or the other Loan Documents, (iv) if it becomes publicly available other than as a result of a breach of this Agreement or becomes available from a source not known to be subject to confidentiality restrictions, or (v) if the Loan Parties shall have consented to such disclosure.

(b) Sharing Information With Affiliates of the Bank. The Borrowers acknowledge that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrowers or one or more of their Affiliates (in connection with this Agreement or otherwise) by the Bank or by one or more Subsidiaries or Affiliates of the Bank and the Borrowers hereby authorize the Bank to share any information delivered to the Bank by the Borrowers pursuant to this Agreement, or in connection with the decision of the Bank to enter into this Agreement, to any such Subsidiary or Affiliate of the Bank, it being understood that any such Subsidiary or Affiliate of the Bank receiving such information shall be bound by the provisions of this Section 8.18 as if it were a Bank hereunder. Such authorization shall survive the repayment of the Loans.

8.19 Payment of Debt; Joint and Several Obligations.

The Borrowers shall be jointly and severally liable for the Debt with respect to the Loans under this Agreement and each of the other Loan Documents. Without limiting the generality of the foregoing, each of the Borrowers hereby acknowledges and agrees that any and all actions, inactions or omissions by any one or more, or all, of the Borrowers in connection with, related to or otherwise affecting this Agreement or any of the other Loan Documents with respect to the Loans are the obligations of, and inure to and are binding upon, each and all of the Borrowers, jointly and severally.

8.20 Additional Waivers of the Borrowers.

(a) Each Borrower hereby waives to the full extent permitted by Law any defense it may otherwise have to the payment and performance of the Debt with respect to the Loans based on any contention that its liability hereunder and under the other Loan Documents with respect to the Loans is limited and not joint and several. Each Borrower acknowledges and agrees that the foregoing waivers and those set forth below serve as a material inducement to the agreement of the Bank to make the Loans, and that the Bank is relying on each specific waiver and all such waivers in entering into this Agreement. The undertakings of each Borrower hereunder secure the Debt of itself and the other Borrowers with respect to the Loans.

(b) Each Borrower further agrees that the Bank may do any of the following without notice to such Borrower and without adversely affecting the validity or enforceability of this Agreement or the Debt with respect to the Loans (or any portion thereof): (i) release, surrender, exchange, compromise or settle the Debt with respect to the Loans or any portion thereof, with respect to any other Borrower; (ii) change, renew or waive the terms of the Debt, or any part thereof with respect to the Loans with respect to any other Borrower; (iii) change, renew or waive the terms of any of the Loan Documents or any other agreements relating to the Debt with respect to the Loans, or any portion thereof, with respect to any other Borrower; (iv) grant any extension or indulgence with respect to the payment or performance of the Debt, or any portion thereof, with respect to the Loans with respect to any other Borrower; (v) enter into any agreement of forbearance with respect to the Debt, or any portion thereof, with respect to the Loans with respect to any other Borrower; and (vi) release, surrender, exchange, impair or compromise any security of any other Borrower held by the Bank for the Debt or any portion thereof with respect to the Loans. Each Borrower agrees that the Bank may do any of the above as the Bank deems necessary or advisable, in the Bank’s sole discretion, without giving notice to any other Borrower, and that such Borrower will remain liable for full payment and performance of the Debt with respect to the Loans.

(c) Each Borrower waives and agrees not to enforce any of the rights of the Bank against any other Borrower or any other obligor of the Debt, or any portion thereof, with respect to the Loans, or any collateral securing the same unless and until all of the Debt with respect to the Loans hall have been indefeasibly paid in full and the Borrowers’ rights to borrower hereunder with respect to the Loans have terminated, including but not limited to any right of such Borrower to be subrogated in whole or in part to any right or claim of the Bank with respect to the Debt or any portion thereof with respect to the Loans. Each Borrower hereby irrevocably agrees that following the occurrence of any Event of Default which has not been waived by the Bank, such Borrower shall not enforce any rights of contribution, indemnity or reimbursement from any other Borrower on account of such Borrower’s payment of the Debt, or any portion thereof, with respect to the Loans unless and until all of the Debt with respect to the Loans shall have been indefeasibly paid in full and the Borrowers’ rights to borrow hereunder have terminated. Each of the Borrowers hereby waives any defenses based on suretyship or impairment of the collateral securing the Loans with respect to the Loans or the like.

8.21 Relative Priority of Security Interests; Limitation of Certain Liabilities.

To the extent any portion of the Debt of a Borrower with respect to the Loans may be determined by final order of a court of competent jurisdiction to be in the nature of the obligations of a surety (the “Suretyship Portion”), any security interests in the assets of such Borrower securing the Suretyship Portion shall be subordinate to the security interests in the assets securing the remaining portion of the Debt with respect to the Loans. If the Suretyship Portion would otherwise be held or determined to be void, invalid or unenforceable on account of its amount, notwithstanding any other provision of this Agreement to the contrary, the aggregate amount of such liability shall, without any further action by the Bank, the Borrower or any other Persons, be automatically limited and reduced to the highest amount which is valid and enforceable as determined in such action or proceeding.

8.22 Certifications From Bank and Participants.

(a) Tax Withholding. Any assignee or participant of the Bank that is not incorporated under the Laws of the United States of America or a state thereof (and, upon the written request of the Bank or assignee or participant of the Bank) agrees that it will deliver to the Borrowers and the Bank two (2) duly completed appropriate valid Withholding Certificates (as defined under §1.1441-1(c)(16) of the Income Tax Regulations (the “Regulations)) certifying its status (i.e., U.S. or foreign person) and, if appropriate, making a claim of reduced, or exemption from, U.S. withholding tax on the basis of an income tax treaty or an exemption provided by the Internal Revenue Code. The term “Withholding Certificate” means a Form W-9; a Form W-8ECI; a Form W-8IMY and the related statements and certifications as required under §1.1441-1(c)(2) and/or (3) of the Regulations; a statement described in §1.871-14(c)(2)(v) of the Regulations; or any other certificates under the Internal Revenue Code or Regulations that certify or establish the status of a payee or beneficial owner as a U.S. or foreign person. Any assignee or participant required to deliver to the Borrowers and the Bank a Withholding Certificate pursuant to the preceding sentence shall deliver such valid Withholding Certificate at least five (5) Business Days before the effective date of such assignment or participation (unless the Bank in its sole discretion shall permit such assignee or participant to deliver such valid Withholding Certificate less than five (5) Business Days before such date in which case it shall be due on the date specified by the Bank). Any assignee or participant which so delivers a valid Withholding Certificate further undertakes to deliver to the Borrowers and the Bank two (2) additional copies of such Withholding Certificate (or a successor form) on or before the date that such Withholding Certificate expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent Withholding Certificate so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrowers or the Bank. Notwithstanding the submission of a Withholding Certificate claiming a reduced rate of or exemption from U.S. withholding tax, the Bank shall be entitled to withhold

United States federal income taxes at the full 30% withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under § 1.1441-7(b) of the Regulations. Further, the Bank is indemnified under § 1.1461-1(e) of the Regulations against any claims and demands of any assignee or participant of the Bank for the amount of any tax it deducts and withholds in accordance with regulations under § 1441 of the Internal Revenue Code.

(b) USA Patriot Act. Any assignee or participant of the Bank that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign county, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Bank the certification, or, if applicable, recertification, certifying that the Bank is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations: (1) within ten (10) days after the Closing Date, and (2) at such other times as are required under the USA Patriot Act.

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8.23 WAIVER OF TRIAL BY JURY. THE BORROWERS AND THE BANK EXPRESSLY, KNOWINGLY AND VOLUNTARILY WAIVE ALL BENEFIT AND ADVANTAGE OF ANY RIGHT TO A TRIAL BY JURY, AND NO SUCH PARTY WILL AT ANY TIME INSIST UPON, OR PLEAD OR IN ANY MANNER WHATSOEVER CLAIM OR TAKE THE BENEFIT OR ADVANTAGE OF A TRIAL BY JURY IN ANY ACTION ARISING IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS.

INITIALS: __________ MHI __________ MI __________ RPOWI __________ GFSN __________ MTSI __________ Bank

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IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed and delivered this Agreement on the date set forth at the beginning of this Agreement.

WITNESS:	MASTECH, HOLDINGS, INC., a Pennsylvania corporation

/s/ Jennifer F. Lacey	By:	/s/ Steven J. Shangold	(SEAL)
	Name:	Steven J. Shangold
	Title:	President and CEO

WITNESS:	MASTECH, INC., a Pennsylvania corporation

/s/ Jennifer F. Lacey	By:	/s/ Steven J. Shangold	(SEAL)
	Name:	Steven J. Shangold
	Title:	President and CEO

WITNESS:	RPOWORLDWIDE, INC., a Pennsylvania corporation

/s/ Jennifer F. Lacey	By:	/s/ Steven J. Shangold	(SEAL)
	Name:	Steven J. Shangold
	Title:	President and CEO

WITNESS:	GLOBAL FINANCIAL SERVICES OF NEVADA, a Nevada corporation

/s/ Jennifer F. Lacey	By:	/s/ Steven J. Shangold	(SEAL)
	Name:	Steven J. Shangold
	Title:	Vice President

WITNESS:	MASTECH TRADEMARK SYSTEMS, INC., a Delaware corporation

/s/ Jennifer F. Lacey	By:	/s/ Steven J. Shangold	(SEAL)
	Name:	Steven J. Shangold
	Title:	President and CEO

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Scott D. Colcombe	(SEAL)
Name:	Scott D. Colcombe
Title:	Vice President